EXHIBIT 10.26
EXECUTION COPY

LOAN AGREEMENT
between
THE INDUSTRIAL DEVELOPMENT AUTHORITY OF
THE COUNTY OF PIMA,
as Issuer
and
U.S. BANK NATIONAL ASSOCIATION,
as Trustee
and
GLOBAL WATER RESOURCES, LLC,
as Borrower

$36,495,000
The Industrial Development Authority
of the County of Pima
Water and Wastewater Revenue Bonds
(Global Water Resources, LLC Project)
Series 2006

Dated as of December 1, 2006

Pursuant to the Indenture (defined herein), the Issuer has transferred in trust, granted a security interest in and assigned to the Trustee for the benefit of the Holders from time to time of the Bonds, all right, title, and interest of the Issuer in this Loan Agreement except for deposits to the Rebate Fund (defined herein) and the Unassigned Issuer’s Rights (defined herein).

ii

		Page
	ARTICLE VIII
	MISCELLANEOUS
Section 8.1.	Reliance by Issuer on Facts or Certificates, Limitations of Actions	36
Section 8.2.	Indemnity for and Immunity of Issuer’s and Trustee’s Directors, Officers, Counsel, Financial Advisors, and Agents	36
Section 8.3.	No Pecuniary Liability of the Issuer	40
Section 8.4.	Term of Agreement	40
Section 8.5.	Amounts Remaining in Funds	40
Section 8.6.	Notices	41
Section 8.7.	Binding Effect	41
Section 8.8.	Amendments and Supplements	41
Section 8.9.	Execution Counterparts	41
Section 8.10.	Severability	41
Section 8.11.	Governing Law	42
Section 8.12.	Nature of Company’s Obligations	42
Section 8.13.	Trustee’s Obligation under Indenture	42
Section 8.14.	Conflict of Interest	42
Section 8.15.	Payments Due on Saturdays, Sundays and Holidays	43

EXHIBIT A	PROJECT NOTE
EXHIBIT B	PALO VERDE UTILITIES COMPANY PROJECT FACILITIES
EXHIBIT C	SANTA CRUZ WATER COMPANY PROJECT FACILITIES
EXHIBIT D	FORM OF DISBURSEMENT REQUEST

iii

LOAN AGREEMENT
     THIS LOAN AGREEMENT made and entered into as of December 1, 2006, between THE INDUSTRIAL DEVELOPMENT AUTHORITY OF THE COUNTY OF PIMA (the “Issuer”), a nonprofit corporation designated a political subdivision of the State incorporated, pursuant to the provisions of the Constitution of the State and under Title 35, Chapter 5, Arizona Revised Statutes, as amended, U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Trustee”), and GLOBAL WATER RESOURCES, LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware and qualified to transact business in the State (the “Company”), under the following circumstances summarized in the following recitals (the capitalized terms not defined in the recitals being used therein as defined in Article I hereof):
     A. Pursuant to Title 35, Chapter 5 of the Arizona Revised Statutes, as amended, the Issuer has determined to issue, sell and deliver the Bonds and to loan the proceeds derived from the sale thereof to the Company to assist in the financing of the Project to be undertaken by the Santa Cruz Water Company and Palo Verde Utilities Company, respectively.
     B. The Company and the Issuer each have full right and lawful authority to enter into this Agreement and to perform and observe the provisions hereof on their respective parts to be performed and observed.
     NOW THEREFORE, in consideration of the premises and the mutual representations and agreements hereinafter contained, the Issuer and the Company agree as follows (provided that any obligation of the Issuer created by or arising out of this Agreement shall never constitute a general debt of the Issuer or give rise to any pecuniary liability of the Issuer but shall be payable solely out of Revenues):
ARTICLE I
DEFINITIONS
     Section 1.1. Use of Defined Terms. In addition to the words and terms defined elsewhere in this Agreement or by reference to another document, the words and terms set forth in Section 1.2 hereof shall have the meanings set forth therein unless the context or use clearly indicates another meaning or intent. Such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms defined therein.
     Section 1.2. Definitions. As used herein:
     “Act” means Title 35, Chapter 5, Arizona Revised Statutes, as amended.
     “Additional Bonds” means the Additional Bonds as defined in the Indenture.
     “Additional Notes” means any nonnegotiable promissory note or notes, in addition to the Project Note, delivered by the Company to the Trustee in connection with the issuance of Additional Bonds, as provided herein.

     “Additional Payments” means the amounts required to be paid by the Company pursuant to the provisions of Section 4.2 hereof.
     “Agreement” means this Loan Agreement as amended or supplemented from time to time, as permitted herein.
     “Authorized Company Representative” means the person at the time designated to act on behalf of the Company by written certificate furnished to the Issuer and the Trustee, containing the specimen signature of that person and signed on behalf of the Company by its President or any Vice-President. That certificate may designate an alternate or alternates. In the event that all persons so designated become unavailable or unable to act and the Company fails to designate a replacement within ten days after such unavailability or inability to act, the Trustee may appoint an interim Authorized Company Representative until such time as the Company designates that person.
     “Bond Counsel” means Kutak Rock LLP or another nationally recognized bond counsel firm designated by the Company and not unacceptable to the Issuer.
     “Bond Fund” means the Bond Fund created in the Indenture.
     “Bond Legislation” means (a) when used with reference to the Bonds, the resolutions providing for their issuance and approving this Agreement, the Indenture and related matters; (b) when used with reference to an issue of Additional Bonds, the resolutions providing for the issuance of the Bonds, to the extent applicable, and the resolution providing for the issuance of the Additional Bonds and approving any amendment to this Agreement, any Supplemental Indenture (as such term is defined in the Indenture) and related matters; and (c) when used with reference to Bonds when Additional Bonds are outstanding, the resolutions providing for the issuance of the Bonds and the resolution providing for the issuance of the then outstanding and the then to be issued Additional Bonds; in each case as amended or supplemented from time to time.
     “Bond Reserve Fund” means the Bond Reserve Fund created in the Indenture.
     “Bond Reserve Requirement” means the Bond Reserve Requirement as defined in the Indenture.
     “Bond Service Charges” means, for any period or payable at any time, the principal and purchase price of and interest and any premium due on the Bonds for that period or payable at that time whether due at maturity or upon acceleration, redemption or purchase.
     “Bonds” means the $36,495,000 Water and Wastewater Revenue Bonds (Global Water Resources, LLC Project), Series 2006, of the Issuer, dated December 28, 2006, issued by the Issuer pursuant to the Bond Legislation and the Indenture and any Additional Bonds.
     “Bond Year” shall mean the one-year period beginning on December 1 in each year and ending on the day prior to December 1 in the following year, except that the first Bond Year shall begin on December 28, 2006 and end on November 30, 2007.

     “Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which commercial banks in New York, New York, or the city in which the principal offices of the Trustee is located, are authorized by law to close, or (iii) a day on which the New York Stock Exchange is closed.
     “Code” means the Internal Revenue Code of 1986, the regulations (whether temporary or final) under that Code or the statutory predecessor of that Code, and any amendments of, or successor provisions to, the foregoing and any official rulings, announcements, notices, procedures and judicial determinations regarding any of the foregoing, all as and to the extent applicable. Unless otherwise indicated, reference to a Section means that Section of the Code, including such applicable regulations, rulings, announcements, notices, procedures and determinations pertinent to that Section.
     “Company” means Global Water Resources, LLC, a limited liability company for profit duly organized and validly existing under the laws of the State of Delaware and qualified to transact business in the State, and its lawful successors and assigns, to the extent permitted by this Agreement.
     “Completion Date” means the date of completion of the Project evidenced in accordance with the requirements of Section 3.6 hereof.
     “Computation Date” means the last day of each Bond Year and the date on which the final payment in full of all outstanding Bonds of each series is made.
     “Construction Period” means the period between the beginning of the construction, installation, equipment or improvement of the Project or the date on which the Bonds are delivered to the Original Purchaser, whichever is earlier, and the Completion Date.
     “County” means Pima County, Arizona.
     “Determination of Taxability” means, with respect to the Bonds, (i) the enactment of legislation or the adoption of final regulations or a final decision, ruling or technical advice by any federal judicial or administrative authority (collectively, “Legislative Change”), which has the effect of requiring interest on the Bonds to be included in the “gross income” (as defined in Section 61 of the Code) of the Holders for federal income tax purposes (other than a Holder who is a “substantial user” of the Project or a “related person” as those terms are used in Section 147(a) of the Code), or (ii) the receipt by the Trustee of a written opinion of Bond Counsel to the effect that interest on the Bonds must be included in such gross income of the Holders for federal income tax purposes (other than a Holder who is a “substantial user” of the Project or a “related person” as those terms are used in Section 147(a) of the Code); provided that for purposes of clarification only those Legislative Changes which include interest on the Bonds in gross income (as defined in Section 61 of the Code) shall constitute a Determination of Taxability and not any other change in the Code or other federal law which has the effect, directly or indirectly, of subjecting all or a portion of the interest on the Bonds to a federal tax; and provided further that no decision by any court or decision, ruling or technical advice by any administrative authority shall be considered final (a) unless the Holder involved in the proceeding or action giving rise to such decision, ruling or technical advice (i) gives the Company and the Trustee prompt notice of the commencement thereof, and (ii) offers the Company the opportunity to control the contest thereof, provided the Company shall have agreed to bear all expenses in connection therewith and to indemnify that Holder against all liabilities in connection therewith, and (b) until the expiration of all periods for judicial review or appeal; and, as to any series of Additional Bonds, any Determination of Taxability defined in the applicable Supplemental Indenture.
     “Eligible Investments” means Eligible Investments as defined in the Indenture.
     “Event of Default” means any of the events described as an Event of Default in Section 7.1 hereof.
     “Excess Earnings” means as of each Computation Date an amount equal to the sum of (i) plus (ii):
     (i) is the excess of
     (a) the aggregate amount earned from the date of issuance of the Bonds on all nonpurpose investments in which gross proceeds of the Bonds are invested (other than investments attributable to Excess Earnings described in this clause (i)), over
     (b) the amount which would have been earned if such nonpurpose investments (other than amounts attributable to Excess Earnings described in this clause (i)) had been invested at a rate equal to the yield on the Bonds; and
     (ii) is any income attributable to the excess described in clause (i) taking into account any gain or loss on the disposition of nonpurpose investments.
     The foregoing sums shall be determined in accordance with Section 148(f) of the Code. As used herein, the terms “gross proceeds”, “nonpurpose investments” and “yield” have the meanings assigned to them for purposes of Section 148 of the Code.
     “Force Majeure” means any of the causes, circumstances or events described as constituting Force Majeure in Section 7.1 hereof.
     “Holder” or “Holder of a Bond” means the Person in whose name a Bond is registered on the Register.
     “Income Available For Debt Service” means the Palo Verde Receipts and all Santa Cruz Receipts.
     “Indebtedness” means Indebtedness as defined in the Indenture.
     “Indenture” means the Trust Indenture, dated as of even date herewith, between the Issuer and the Trustee, as amended or supplemented from time to time, as permitted therein.
     “Intercreditor Agreement” means the Intercreditor Agreement, dated as of December 28, 2006, among Wells Fargo, the Company and the Trustee.

     “Interest Payment Date” means, as to the Bonds, each date set forth as such in the form of Project Bond attached as Exhibit A to the Indenture, and as to Additional Bonds, each date designated as an Interest Payment Date in the form of bond for which provision is made in the applicable Supplemental Indenture or Bond Legislation.
     “Interest Rate for Advances” means the rate of 10% percent per annum or the rate per annum which is one percentage point in excess of that interest rate announced by the Trustee in its lending capacity as a bank as its “Prime Rate” or its “Base Rate”, whichever is greater and lawfully chargeable, in whole or in part.
     “Issuer” means The Industrial Development Authority of the County of Pima, a nonprofit corporation designated a political subdivision of the State.
     “Issuer Indemnified Party” or “Issuer Indemnified Parties” means the Issuer Indemnified Party or Issuer Indemnified Parties as defined in the Indenture.
     “Issuer’s Administrative Expenses” means an annual fee calculated in the amount of 10 basis points on the original principal amount of the Bonds to be collected semi-annually by the Trustee and paid to the Issuer in equal installments on each Interest Payment Date. -
     “Legislative Authority” means the Board of Directors of the Issuer.
     “Liabilities” means any losses, causes of action (whether in contract, tort, or otherwise), claims, costs, damages, demands, judgments, liabilities, suits and expenses (including, without limitation, reasonable costs of investigation and attorneys’ fees and expenses) of every kind, character and nature whatsoever.
     “Loan” means the loan by the Issuer to the Company of the proceeds received from the sale of the Bonds.
     “Loan Payment Date” means any date on which Company is required to make payments hereunder or the Project Note for Bond Service Charges on the Bonds, whether at maturity, upon acceleration, call for redemption, tender for mandatory purchase or otherwise.
     “Loan Payments” means the amounts required to be paid by the Company in repayment of the Loan pursuant to the provisions of the Notes and of Section 4.1 hereof.
     “Long-Term Indebtedness” means Long Term Indebtedness as defined in the Indenture.
     “Maximum Annual Debt Service” means the greatest scheduled amount of principal (including mandatory sinking fund payments) and interest payable on Long Term Indebtedness (but, excluding Subordinated Indebtedness incurred in compliance with Section 4.8(d) of this Agreement) of the Company during the current or any future 12 month period ending December 1.
     “Notes” means the Project Note and any Additional Notes.

     “Notice Address” means:

As to the Issuer:	The Industrial Development
Authority of the County of Pima
c/o Russo Russo & Slania PC
3002 North Campbell Avenue, Suite 100
Tucson, AZ 85719-0001
Telephone: (520) 529-1515
Facsimile: (520) 529-9040
Attention: Michael Slania

As to the Company:	Global Water Resources, LLC
21410 North 19th Avenue, Suite 201
Phoenix, AZ 85027
Telephone: (623) 580-9600
Facsimile: (623) 580-9659
Attention: President and CEO

As to the Trustee:	U.S. Bank National Association
Corporate Trust Services
101 North First Avenue, Suite 1600
Phoenix, Arizona 85003
Telephone: (602) 257-5431
Facsimile: (602) 257-5433
Attention: Corporate Trust Administration
or such additional or different address, notice of which is given under Section 8.6 hereof.
     “Original Purchaser” means for the Bonds, Hutchinson, Shockey & Erley & Co.
     “Palo Verde Receipts” means all gross income of the Palo Verde Utilities Company, after deducting all direct and indirect operation and maintenance expenses, including general and administrative expenses, but not deducting taxes, depreciation or amortization.
     “Palo Verde Utilities Company” means jointly, Palo Verde Utility Company, LLC, an Arizona limited liability company and Global Water-Palo Verde Utilities Company, an Arizona subchapter “C” corporation, a public service corporation as defined in Article 15, Section 2 of the Arizona Constitution and regulated by the ACC.
     “Person” or words importing persons mean firms, associations, partnerships (including without limitation, general and limited partnerships), limited liability companies, societies, trusts, corporations, public or governmental bodies, other legal entities and natural persons.
     “Plans and Specifications” means the plans and specifications describing the Project Facilities as now prepared and as they may be changed as herein provided from time to time.

     “Project” means, collectively, the Project Site and the Project Facilities, together constituting a “project” as defined in the Act.
     “Project Costs” means the costs of the Project specified in Section 3.4 hereof.
     “Project Facilities” means, collectively, the Palo Verde Utilities Company Project Facilities and the Santa Cruz Water Company Project Facilities described in Exhibit B and Exhibit C hereto (and more particularly described in the Plans and Specifications), together with any additions, modifications and substitutions to those facilities.
     “Project Fund” means the Project Fund created in the Indenture.
     “Project Note” means the nonnegotiable promissory note of the Company, dated December 28, 2006, in the form attached hereto as Exhibit A and in the principal amount of $36,495,000 evidencing the obligation of the Company to make Loan Payments, as it may be amended or restated hereunder.
     “Project Purposes” means constructing, installing, equipping or improving real and personal property comprising, Project Facilities to be used to furnish water and to collect sewage, or such use as may result from a change in the Plans and Specifications authorized by Section 3.2 of this Agreement or which may otherwise be permitted by this Agreement.
     “Project Site” means the real property and easements underlying the Project.
     “Purchase Contract” means the Purchase Contract as defined in the Indenture.
     “Rebate Consultant” means a firm of independent accountants or attorneys or another person or firm with knowledge of or experience in advising with respect to the provisions of Section 148(f) of the Code.
     “Rebate Fund” means the Rebate Fund created in the Indenture.
     “Register” means the books kept and maintained for the registration and transfer of Bonds pursuant to Section 3.06 of the Indenture.
     “Registrar” means the Registrar as defined in the Indenture.
     “Revenues” means (a) the Loan Payments, (b) all other moneys received or to be received by the Issuer or the Trustee in respect of repayment of the Loan, including without limitation, all moneys and investments in the Bond Fund and Bond Reserve Fund, (c) any moneys and investments in the Project Fund, and (d) all income and profit from the investment of the foregoing moneys except for any investment income which is required to be rebated to the United States of America in order to continue the exclusion of interest on the Bonds from gross income for federal income tax purposes. The term “Revenues” does not include any moneys or investments in the Rebate Fund or payment to the Issuer or Trustee pursuant to Sections 4.2, 7.4 and 8.2 of this Agreement or Sections 6.03 and 10.05 of the Indenture.

     “Santa Cruz Receipts” means all gross income of the Santa Cruz Water Company, after deducting all direct and indirect operation and maintenance expenses, including general and administrative expenses, but not deducting taxes, depreciation or amortization.
     “Santa Cruz Water Company” means jointly, Santa Cruz Water Company, LLC, an Arizona limited liability company and Global Water-Santa Cruz Water Company, an Arizona subchapter “C” corporation, a public service corporation, as defined in Article 15, Section 2 of the Arizona Constitution and regulated by the ACC.
     “Security Agreement” means the Security Agreement from the Company to the Trustee.
     “Short-Term Indebtedness” means all Indebtedness, other than Long-Term Indebtedness, which meets one or more of the following criteria:
     (i) Indebtedness with respect to money borrowed payable on demand or for an original term, or renewable at the option of the borrower for a period from the date originally incurred, of one year or less;
     (ii) Indebtedness with respect to leases which are capitalized in accordance with generally accepted accounting principles having an original term, or renewable at the option of the lessee for a period from the date originally incurred, of one year or less; and
     (iii) Indebtedness with respect to installment purchase contracts having an original term of one year or less.
     and provided, however, trade payables in the normal course of business shall not be considered Short-Term Indebtedness.
     “State” means the State of Arizona.
     “Trustee” means U.S. Bank National Association, a national banking association validly existing and duly organized under the laws of the United States, until a successor Trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean the successor Trustee.
     “Unassigned Issuer’s Rights” means all of the rights of the Issuer to receive Additional Payments under Section 4.2 hereof, to be held harmless and indemnified under Section 8.2 hereof (and the security therefor), to be reimbursed for attorney’s fees and expenses under Section 7.4 hereof, to inspect books and records or give or withhold consent to amendments, changes, modifications, alterations and termination of this Agreement, to receive notices under Section 8.6 hereof and the limitations on the Issuer’s liability.
     “Wells Fargo” means Wells Fargo Bank, N.A.
     “Wells Fargo Credit Agreement” means the Amended and Restated Credit Agreement, dated as of December 9, 2005, between, as borrowers, the Company, Global Water Management,

LLC, a Delaware limited liability company, and Global Water, Inc., a Delaware corporation, and as lender, Wells Fargo, as supplemented and amended.
     Section 1.3. Interpretation. Any reference herein to the Issuer, to the Legislative Authority or to any member or officer of either includes entities or officials succeeding to their respective functions, duties or responsibilities pursuant to or by operation of law or lawfully performing their functions.
     Any reference to a section or provision of the Constitution of the State or the Act, or to a section, provision or chapter of the Arizona Revised Statutes or to any statute of the United States of America, includes that section, provision or chapter as amended, modified, revised, supplemented or superseded from time to time; provided, that no amendment, modification, revision, supplement or superseding section, provision or chapter shall be applicable solely by reason of this provision, if it constitutes in any way an impairment of the rights or obligations of the Issuer, the Holders, the Trustee or the Company under this Agreement.
     Unless the context indicates otherwise, words importing the singular number include the plural number, and vice versa; the terms “hereof”, “hereby”, “herein”, “hereto”, “hereunder” and similar terms refer to this Agreement; and the term “hereafter” means after, and the term “heretofore” means before, the date of delivery of the Bonds. Words of any gender include the correlative words of the other genders, unless the sense indicates otherwise.
     Section 1.4. Captions and Headings. The captions and headings in this Agreement are solely for convenience of reference and in no way define, limit or describe the scope or intent of any article, articles, sections, subsections, paragraphs, subparagraphs and clauses hereof.
ARTICLE II
REPRESENTATIONS
     Section 2.1. Representations of the Issuer. The Issuer represents that:
     (a) The Issuer is a nonprofit corporation designated as a political subdivision of the State, created and existing under the Constitution and laws of the State;
     (b) The Issuer has found and hereby declares that the issuance of the Bonds to assist the financing of the Project is in furtherance of the public purposes set forth in the Act;
     (c) In order to finance the costs of the Project, in an amount estimated by the Company, the Issuer has duly authorized the execution, delivery, and performance on its part of the Purchase Contract, the Indenture and this Loan Agreement;
     (d) To accomplish the foregoing, the Issuer proposes to issue $36,495,000, in an aggregate principal amount of its Bonds immediately following the execution and delivery of this Agreement. The date, denomination or denominations, and other pertinent provisions with respect to the Bonds are set forth in the Indenture;

     (e) The Issuer makes no representation or warranty that the amount of the Loan will be adequate or sufficient to finance the Project or that the Project will be adequate or sufficient for the purposes of the Company; and
     (f) The Issuer has not pledged, assigned, or granted, and will not pledge, assign, or grant any of its rights or interest in or under this Agreement for any purpose other than as provided in the Indenture and any pledge, assignment or grant in violation of this (f) shall, to the extent permitted by law, be invalid.
     Section 2.2. Representations and Covenants of the Company. The Company represents and covenants that:
     (a) It is a limited liability company duly organized and validly existing under the laws of the State of Delaware and qualified to transact business in the State.
     (b) It has full corporate power to cause the Project to be developed, constructed, operated, equipped, and maintained by Palo Verde Utilities Company and by Santa Cruz Water Company so that it is, and continues to be, a “project” within the meaning of the Act. It is doing business in and is in good standing in the State and in each other jurisdiction where its ownership or lease of property or conduct of its business requires such qualification.
     (c) It has full power and authority to execute, deliver and perform this Agreement and the Project Note and to enter into and carry out the transactions contemplated by those documents. This Agreement and the Project Note have, by proper action, been duly authorized, and delivered by the Company and all steps necessary have been taken to constitute this Agreement and the Project Note valid and binding obligations of the Company.
     (d) The execution and delivery of this Agreement, the Project Note, the Security Agreement, the Intercreditor Agreement the Continuing Disclosure Undertaking of the Company dated as of December 28, 2006, and the Bond Purchase Agreement dated December 14, 2006 among the Issuer, the Company and Hutchinson, Shockey & Erley & Co. (collectively the “Company Documents”), and the consummation of the transactions therein contemplated, including the application of the proceeds of the Bonds as so contemplated, subject to the execution and delivery of the Intercreditor Agreement dated as of December 1, 2006 between the Trustee and Wells Fargo Bank, N.A. will not conflict with, or constitute a breach of, or default by the Company under its articles of organization, its operating agreement or any resolution of its Board of Directors in effect on the date hereof, indenture, mortgage, deed of trust, lease, note, loan agreement, or other agreement or instrument to which it is a party or by which it or its properties are bound, any order or opinion of the Arizona Corporation Commission, and will not constitute a violation of any other statute, order, rule, or regulation of any court or governmental agency or body having jurisdiction over it in existence on the date hereof or any of its activities or properties which would have an adverse effect on its activities or properties. It is not in breach, default, or in violation of any statute, indenture, mortgage, deed of trust, note, loan agreement, or other agreement or instrument which would allow the obligee or obligees thereof to take any action which would adversely affect its performance under the Company Documents and covenants that it will cause Palo Verde Utilities Company and Santa Cruz Water Company to comply with all conditions and requirements imposed on it by the ACC.
     (e) There are no actions, suits, or proceedings of any type whatsoever pending, or to its knowledge, threatened against or affecting the Company or Palo Verde Utilities Company or Santa Cruz Water Company or the assets, properties, or operations of any of them which, if determined adversely to the Company or its interests, would have a material adverse effect upon its operations or finances, or upon the validity or enforceability of the Company Documents and none of the Company or Palo Verde Utilities Company or Santa Cruz Water Company is not in default with respect to any order or decree of any court or any order, regulation, or decree of any federal, state, municipal, or other governmental agency, which default would materially and adversely affect its operations, properties or its finances.
     (f) Neither the representations of the Company contained in the Company Documents nor any oral or written statement furnished by the Company to the Issuer or the Original Purchaser in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact that the Company has not disclosed to the Issuer or the Original Purchaser of the Bonds in writing that materially and adversely affects the properties, business, prospects, profits, or condition (financial or otherwise) of the Company or the ability of the Company to perform its obligations under the Company Documents or any documents or transactions contemplated hereby or thereby.
     (g) The Project as designed and as proposed to be operated or caused to be operated by the Palo Verde Utilities Company or Santa Cruz Water Company, when constructed in accordance with such design, will meet all material requirements of existing law, including material requirements of any federal, State, county, city or other governmental authority having jurisdiction over the Project or its use and operation and will be consistent with the Act.
     (h) The Company’s federal employer identification number is 20-0255460.
     (i) Reserved.
     (j) All representations of the Company contained herein or in any certificate or other instrument delivered by the Company pursuant hereto, or to the Indenture, shall survive the execution and delivery thereof and the issuance, sale, and delivery of the Bonds as representations of facts existing as of the date of such execution and delivery of the instrument containing such representation.
     (k) The Project is and will be located within the limits of the City of Maricopa, County of Pinal, Arizona.

     (l) The Project was commenced no earlier than September 22, 2004. 100% of the proceeds ($32,167,993.72) of the Bonds in the Construction Account of the Project Fund will be used to reimburse the Company for expenses incurred in connection with the Project prior to the adoption of the Issuer on November 22, 2004 with respect to the Project.
     (m) There are no existing liens or encumbrances on property owned by the Company, Palo Verde Utilities Company or Santa Cruz Water Company (except for the Wells Fargo Credit Agreement) which now or could in the future materially adversely affect the property owned by the Company, Palo Verde Utilities Company or Santa Cruz Water Company or which could result in the property owned by the Company, Palo Verde Utilities Company or Santa Cruz Water Company being transferred to any other entity.
     (n) The Company presently intends to cause the Project to be used or operated in a manner consistent with the Project Purposes until the date on which the Bonds have been fully paid and knows of no reason why the Project will not be so operated. If, in the future, there is a cessation of that operation, it will use its best efforts to resume that operation or accomplish an alternate use by the Company, Palo Verde Utilities Company or Santa Cruz Water Company or others which will be consistent with the Act; provided, however, that this provision does not require the Company, Palo Verde Utilities Company or Santa Cruz Water Company to operate any portion of the Project after the Company shall determine in its discretion that such operations are no longer economic and does not prohibit the Company, Palo Verde Utilities Company or Santa Cruz Water Company from selling the Project or from merging into or consolidating with another corporation in accordance with Section 5.3.
     (o) The use of the Project as it is proposed to be operated, complies with all currently applicable material requirements of zoning, development, pollution control, water conservation, environmental, and other laws, regulations, rules and ordinances of the federal government and the State and the respective agencies thereof and the political subdivisions in which the Project is to be located.
     (p) The Company has obtained all necessary approvals of and licenses, permits, consents and franchises from federal, state, county, municipal or other governmental authorities having jurisdiction over the Project to acquire, construct, improve and equip the Project, and to enter into, and execute and perform its obligations under this Agreement and the other Company Documents, in each case under presently applicable law and regulations, other than permits and licenses which are not now required.
     (q) To the best of the Company’s actual knowledge, none of the current Issuer Indemnified Parties has any significant or conflicting interest, financial, employment or otherwise, in the Company, Palo Verde Utilities Company or Santa Cruz Water Company the Project or in any of the transactions contemplated under the Company Documents.

     (r) There has been no material adverse change in the financial condition, prospects or business affairs of the Company, Palo Verde Utilities Company or Santa Cruz Water Company or the feasibility or physical condition of the Project subsequent to the date on which the Issuer granted its resolution approving the issuance of the Bonds.
     (s) The Company (a) understands the nature of the structure of the transactions related to the financing of the Project; (b) is familiar with all of the provisions of the Indenture and all documents and instruments related to such financing to which the Company or the Issuer is a party or to which the Company is a beneficiary; (c) understands the risk inherent in such transactions, including without limitation, the risk of loss of the Project; and (d) has not relied upon the Issuer for any guidance or expertise in analyzing the financial consequences of such financing transactions or otherwise relied upon the Issuer in any manner, except to issue the Bonds in order to provide funds for the Loan.
     (t) The Company hereby acknowledges receipt of the Indenture and agrees to be bound by its terms.
     (u) All representations of the Company contained herein or in any certificate or other instrument delivered by the Company pursuant hereto, to the Indenture or in connection with the transactions contemplated hereby or thereby, shall survive the execution and delivery hereof and thereof and the issuance, sale and delivery of the Bonds as representations of facts existing as of the date of execution and delivery of the instrument containing such representations.
     (v) At least 95% of the net proceeds of the Bonds (as defined in Section 150 of the Code) will be used to provide land or property of a character subject to the allowance for depreciation under Section 167 of the Code and to provide facilities which constitute “facilities for the furnishing of water” within the meaning of Section 142(a)(4) and/or facilities which constitute “sewage facilities” within the meaning of Section 142(a)(5) of the Code. The Company will not request or authorize any disbursement pursuant to Section 3.4 hereof, which, if paid, would result in less than 95% of the net proceeds of the Bonds being spent.
     (w) The costs of issuance financed by the Bonds will not exceed 2% of the aggregate face amount of the Bonds (within the meaning of Section 147(g) of the Code), and the Company will not request or authorize any disbursement pursuant to Section 3.4 hereof or otherwise, which, if paid, would result in more than 2% of the aggregate face amount of the Bonds being so used. None of the proceeds of the Bonds will be used to provide working capital.
     (x) In accordance with Section 147(b) of the Code, the average maturity of the Bonds does not exceed 120% of the average reasonably expected economic life of the facilities being financed by the Bonds, determined as of the later of the date the Bonds are issued or the date the facilities are expected to be placed in service.

     (y) None of the proceeds of the Bonds will be used to provide any airplane, skybox or other private luxury box, or health club facility; any facility primarily used for gambling; or any store the principal business of which is the sale of alcoholic beverages for consumption off premises.
     (z) Less than 25% of the proceeds of the Bonds will be used directly or indirectly to acquire land or any interest therein.
     (aa) No portion of the proceeds of the Bonds will be used to acquire existing property or any interest therein unless such acquisition meets the rehabilitation requirements of Section 147(d) of the Code.
     (bb) The information furnished by the Company and used by the Issuer in preparing the certification pursuant to Section 148 of the Code and information statement pursuant to Section 149(e) of the Code, both referred to in the Bond Legislation, as well as the federal tax election referred to in the Bond Legislation, is accurate and complete as of the date of the issuance of the Bonds.
     (cc) In connection with any lease or grant by the Company of the use of the Project, the Company shall require that the lessee or user of any portion of the Project shall not (i) violate the covenant set forth in subsection (n) above and (ii) use that portion of the Project in any manner which would violate the covenants set forth in subsections (n), (o) and (v).
     (dd) After the expiration of any applicable temporary period under Section 148(d)(3) of the Code, at no time during any bond year will the aggregate amount of gross proceeds of the Bonds invested in higher yielding investments (within the meaning of Section 148(b) of the Code) exceed 150 percent of the debt service on the Bonds for such bond year and the aggregate amount of gross proceeds of the Bonds invested in higher yielding investments, if any, will be promptly and appropriately reduced as the amount of outstanding Bonds are reduced; provided, however, that the foregoing shall not require the sale or disposition of any investments in higher yielding investments if such sale or disposition would result in a loss which exceeds the amount which would be paid to the United States pursuant to Section 5.09 of the Indenture (but for such sale or disposition) at the time of such sale or disposition if a payment under Section 5.09 of the Indenture were due at such time.
     At no time will any funds constituting gross proceeds of the Bonds be used in a manner as to constitute a prohibited payment under the applicable Regulations pertaining to, or in any other fashion as would constitute failure of compliance with, Section 148 of the Code.
     For purposes of this subsection (dd), the terms “bond year,” “gross proceeds,” “higher yielding investments,” “yield,” and “debt service” have the meanings assigned to them for purposes of Section 148 of the Code.
     (ee) The Bonds are not “federally guaranteed” within the meaning of Section 149(b) of the Code.

ARTICLE III
COMPLETION OF THE PROJECT;
ISSUANCE OF THE BONDS
     Section 3.1. Acquisition, Construction, Installation, Equipment and Improvement. The Company (a) has acquired a fee or other appropriate interest, including easements in the Project Site and shall construct and equip the Project Facilities on the Project Site with all reasonable dispatch, subject to Force Majeure, and in substantial accordance with the Plans and Specifications in all material respects, (b) shall pay when due all fees, costs and expenses incurred in connection with that construction, installation, equipment and improvement from funds made available therefor in accordance with this Agreement or otherwise, and (c) shall ask, demand, sue for, levy, recover and receive all those material sums of money, debts and other demands whatsoever which may be due, owing and payable under the terms of any contract, order, receipt, writing and instruction in connection with the construction, installation, equipment and improvement of the Project, and shall enforce the material provisions of any contract, agreement, obligation, bond or other performance security with respect thereto, subject to right of Company to settle or compromise any such matter in its absolute discretion. It is understood that the Project is that of the Company and any contracts made by the Company with respect thereto, whether acquisition contracts, construction contracts or otherwise, or any work to be done by the Company on the Project are made or done by the Company in its own behalf and not as agent or contractor for the Issuer.
     Section 3.2. Plans and Specifications. The Company may revise the Plans and Specifications from time to time, provided that no revision shall be made which would change the Project Purposes, without the approval of the Issuer, and no revision shall be made which would change the Project Purposes to other than purposes permitted by the Act.
     Section 3.3. Issuance of the Bonds; Application of Proceeds. To provide funds to make the Loan for purposes of assisting in paying the Project Costs, the Issuer will issue, sell and deliver the Bonds to the Original Purchaser. The Bonds will be issued pursuant to the Indenture in the aggregate principal amount, will bear interest, will mature and will be subject to redemption as set forth therein.
     The Company hereby approves the terms and conditions of the Indenture and the Bonds, and of the terms and conditions under which the Bonds will be issued, sold and delivered.
     The proceeds from the initial sale of the Bonds shall be paid over to the Trustee and deposited as described in Section 2.03 of the Indenture.
     Pending disbursement pursuant to Section 3.4 hereof, the proceeds deposited in the Project Fund, together with any investment earnings thereon, shall constitute a part of the Revenues assigned by the Issuer to the payment of Bond Service Charges as provided in the Indenture.

     At the request of the Company, and for the purposes and upon fulfillment of the conditions specified in the Indenture, the Issuer may provide for the issuance, sale and delivery of Additional Bonds and loan the proceeds from the sale thereof to the Company.
     Section 3.4. Disbursements from the Project Fund. (a) Subject to the provisions below, disbursements from the Project Fund shall be made only to reimburse or pay the Company, or any person designated by the Company, for the following Project Costs:
     (1) Costs incurred directly or indirectly for or in connection with the construction, installation, equipment or improvement of the Project, including costs incurred in respect of the Project for preliminary planning and studies; architectural, legal, engineering, accounting, consulting, supervisory and other services; labor, services and materials; permit fees; and recording of documents and title work and acquisition of land. There shall be an initial disbursement from the Project Fund to the Company in the approximate amount of $___ in order to reimburse the Company for expenses incurred in connection with the Project from and after August 22, 2004. This disbursement shall take place immediately upon closing.
     (2) Premiums attributable to any surety bonds and insurance taken out and maintained during the Construction Period with respect to the Project Site and the Project Facilities.
     (3) Taxes, assessments and other governmental charges in respect of the Project that may become due and payable during the Construction Period.
     (4) Costs incurred directly or indirectly in seeking to enforce any remedy against any contractor or subcontractor in respect of any actual or claimed default under any contract relating to the Project Facilities.
     (5) Financial, legal, accounting, printing and engraving fees, charges and expenses, and all other such fees, charges and expenses incurred in connection with the authorization, sale, issuance, delivery and remarketing of the Bonds, including, without limitation, the fees and expenses of the Trustee and any paying agent properly incurred under the Indenture that may become due and payable during the Construction Period; provided that the costs of issuance of the Bonds financed by the Bonds shall not exceed 2% of the aggregate face amount of the Bonds within the meaning of Section 147(g) of the Code and all such costs in excess of such 2% limit shall be paid from funds deposited by the Company in the Cost of Issuance Account of the Project Fund in the amounts set forth on Exhibit B to the Trust Indenture upon receipt of an invoice from the payee
     (6) Any other costs, expenses, fees and charges properly chargeable to the cost of construction, installation, equipment or improvement of the Project.
     (7) Payment of interest on the Bonds during the Construction Period.
     (8) Payments made to the Rebate Fund.

     (b) Any disbursements from the Project Fund for the payment of Project Costs shall be made by the Trustee only upon the written order of the Authorized Company Representative. Each such written order shall be in substantially the form of the disbursement request attached hereto as Exhibit D and shall be consecutively numbered and accompanied by invoices or other appropriate documentation supporting the payments or reimbursements requested.
     (c) Any disbursement for any item not described in, or the cost for which item is other than as described in, the information statement filed by the Issuer in connection with the issuance of the Bonds as required by Section 149(e) of the Code and referred to in Section 2.2 hereof, shall be accompanied by evidence satisfactory that the average reasonably expected economic life of the facilities being financed by the Bonds is not less than 5/6ths of the average maturity of the Bonds or, if such evidence is not presented with the disbursement or, by an opinion of Bond Counsel to the effect that such disbursement will not cause the interest on the Bonds to be included in the gross income of the Holders for federal income tax purposes, as contemplated by the Form of Distribution Request in Exhibit D.
     (d) In case any contract provides for the retention by the Company of a portion of the contract price, there shall be paid from the Project Fund only the net amount remaining after deduction of any such portion, and only when that retained amount is due and payable, may it be paid from the Project Fund.
     (e) Any moneys in the Project Fund remaining after the Completion Date and payment, or provision for payment, in full of the Project Costs, at the direction of the Authorized Company Representative, promptly shall be
     (1) used to acquire, construct, install, equip and improve such additional real or personal property in connection with the Project which shall constitute part of the Project as is designated by the Authorized Company Representative and the acquisition, construction, installation, equipment and improvement of which will be permitted under the Act, provided that any such use shall be accompanied by evidence satisfactory to the Holder that the average reasonably expected economic life of such additional property, together with the other property theretofore acquired with the proceeds of the Bonds, will not be less than 5/6ths of the average maturity of the Bonds or, if such evidence is not presented with the direction, an opinion of Bond Counsel to the effect that the acquisition of such additional property will not cause the interest on the Bonds to be included in the gross income of the Holders for federal income tax purposes;
     (2) used for the purchase of Bonds in the open market for the purpose of cancellation at prices not exceeding the full market value thereof plus accrued interest thereon to the date of payment therefor;
     (3) paid into the Bond Fund to be applied to the redemption or payment of the Bonds; or

     (4) a combination of the foregoing as is provided in that direction.
In all such cases, any payments made pursuant to this subparagraph (e) shall be made only to the extent that such use or application will not, in the opinion of Bond Counsel or under a ruling of the Internal Revenue Service, cause the interest on the Bonds to be included in the gross income of the Holders for federal income tax purposes.
     Section 3.5. Company Required to Pay Costs in Event Project Fund Insufficient. If moneys in the Project Fund are not sufficient to pay all Project Costs, the Company, nonetheless, will complete the Project in accordance with the Plans and Specifications and, unless Additional Bonds shall have been issued for that purpose, shall pay all such additional Project Costs from its own funds. The Company shall not be entitled to any reimbursement for any such additional Project Costs or payment of issuance costs from the Issuer, the Trustee or any Holder, nor shall it be entitled to any abatement, diminution or postponement of the Loan Payments.
     Section 3.6. Completion Date. The Company shall notify the Issuer and the Trustee of the Completion Date by a certificate signed by the Authorized Company Representative stating
     (a) the date on which the Project Facilities were substantially completed,
     (b) that all other facilities necessary to begin operation of the Project have been acquired, constructed, installed, equipped and improved,
     (c) that the acquisition, construction, installation, equipment and improvement of the Project Facilities and those other facilities have been accomplished in such a manner as to conform in all material respects with all applicable zoning, planning, building, environmental and other similar governmental regulations,
     (d) that except as provided in subsection (e) of this Section, all costs of that acquisition, construction, installation, equipment and improvement then or theretofore due and payable have been paid, and
     (e) the amounts which the Trustee shall retain in the Project Fund for the payment of Project Costs not yet due or for liabilities which the Company is contesting or which otherwise should be retained and the reasons such amounts should be retained.
     That certificate may state that it is given without prejudice to any rights against third parties which then exist or subsequently may come into being. The certificate shall be delivered as promptly as practicable after the occurrence of the events and conditions referred to in subsections (a) through (d) of this Section.
     Section 3.7. Investment of Fund Moneys. At the written request of the Authorized Company Representative and subject to the provisions of Sections 5.05 and 5.09 of the Indenture or other applicable provisions thereof, any moneys held as part of the Bond Fund, the Bond Reserve Fund, the Project Fund or the Rebate Fund shall be invested or reinvested by the Trustee in Eligible Investments. The Company hereby covenants that it will restrict that investment and reinvestment and the use of the proceeds of the Bonds in such manner and to such extent, if any, as may be necessary, after taking into account reasonable expectations at the time of delivery of and payment for the Bonds or subsequent intentional acts, so that the Bonds will not constitute arbitrage bonds under Section 148 of the Code.
     The Company shall provide the Issuer with, and the Issuer may base its certifications as authorized by the Bond Legislation on, a certificate of an appropriate officer, employee or agent of or consultant to the Company for inclusion in the transcript of proceedings for the Bonds, setting forth the reasonable expectations of the Company on the date of delivery of and payment for the Bonds regarding the amount and use of the proceeds of the Bonds and the facts, estimates and circumstances on which those expectations are based.
     Section 3.8. Rebate Fund. Within five days after the end of each Bond Year and within five days after payment in full of all outstanding Bonds of each series, the Company shall furnish, or direct the Trustee to furnish, information to the Rebate Consultant, who shall calculate the amount of Excess Earnings as of the end of that Bond Year or the date of such payment and shall notify the Trustee of that amount.
     If the amount then on deposit in the Rebate Fund created under the Indenture is less than 90% of the amount of Excess Earnings (computed by taking into account the amount or amounts, if any, previously paid to the United States pursuant to Section 5.09 of the Indenture and this Section) on any such Bond Year and less than 100% of the Excess Earnings on the date a series of Bonds are paid, then, the Company shall, within five days after the date of the aforesaid calculation and receipt of notice thereof from the Rebate Consultant, pay to the Trustee for deposit in the Rebate Fund an amount sufficient to cause the Rebate Fund to contain an amount equal to the Excess Earnings. The obligation of the Company to make such payments shall remain in effect and be binding upon the Company notwithstanding the release and discharge of the Indenture.
ARTICLE IV
LOAN BY ISSUER; REPAYMENT OF THE LOAN;
LOAN PAYMENTS AND ADDITIONAL PAYMENTS
     Section 4.1. Loan Repayment; Delivery of Notes. (a) Upon the terms and conditions of this Agreement, the Issuer will make the Loan to the Company. In consideration of and in repayment of the Loan, the Company shall make, as Loan Payments, payments which correspond, as to amount, to the Bond Service Charges payable on the Bonds. All such Loan Payments shall be paid to the Trustee in accordance with the terms of the Project Note, shall be paid to the Trustee in immediately available funds on the Business Day prior to each day on which Bond Service Charges are payable on any Bonds and shall be held and disbursed in accordance with the provisions of the Indenture and this Agreement for application to the payment of Bond Service Charges. The Loan and the Project Note shall be additionally secured by and in accordance with the terms of the Security Agreement. The Project Note shall be payable solely from and secured solely by the Company’s right to receive Income Available for Debt Service.
     The Company shall be entitled to a credit against the Loan Payments next required to be made to the extent that the balance of the Bond Fund is then in excess of amounts required

(1) for the payment of Bonds theretofore matured or theretofore called for redemption, (2) for the payment of interest for which checks or drafts have been drawn and mailed by the Trustee and (3) for the payment of interest for which moneys were deposited in the Bond Fund pursuant to Section 2.03(c) of the Indenture.
     In any event, however, if on the Business Day prior to the date on which the Bond Service Charges are payable, the balance in the Bond Fund is insufficient to make required payments of Bond Service Charges, the Company forthwith will pay to the Trustee for deposit into the Bond Fund, any deficiency.
     (b) If the Trustee withdraws moneys from the Bond Reserve Fund as provided in the Indenture due to a deficiency in the Bond Fund, or if upon a valuation of the amount on deposit in the Bond Reserve Fund which is required by Section 5.04(b) of the Indenture the Bond Reserve Value (as defined in the Indenture) is less than 90% of the Bond Reserve Requirement, and in either such case upon notification by the Trustee to the Company of the deficiency, the Loan Payments shall thereafter include such amounts, in equal monthly installments due on the first day of each succeeding six months, as are necessary to cause the Bond Reserve Value to be not less than the Bond Reserve Requirement within a period of 6 months from the date of such notice.
     (c) In connection with the issuance of any Additional Bonds, the Company shall execute and deliver to the Trustee one or more Additional Notes in a form substantially similar to the form of the Project Note as set forth in Section 4.1 (a) above. All such Additional Notes shall:
     (1) provide for payments of interest equal to the payments of interest on the corresponding Additional Bonds;
     (2) require payments of principal and redemption payments and any premium equal to the payments of principal, prepayments and sinking fund payments and any premium on the corresponding Additional Bonds;
     (3) require all payments on any such Additional Notes to be made no later than the due dates for the corresponding payments to be made on the corresponding Additional Bonds; and
     (4) contain by reference or otherwise optional and mandatory redemption provisions and provisions in respect of the optional and mandatory acceleration or prepayment of principal and any premium corresponding with the redemption and acceleration provisions of the corresponding Additional Bonds.
     All Notes shall secure equally and ratably all outstanding Bonds, except that, so long as no Event of Default has occurred and is subsisting hereunder, payments by the Company on any of the Notes shall be used by the Trustee to make a like payment of Bond Service Charges on the corresponding Bonds in connection with which those Notes were delivered and shall constitute Loan Payments made in respect of the related Bonds.

     (d) Upon payment in full, in accordance with the Indenture, of the Bond Service Charges on any or all Bonds, whether at maturity or by redemption or otherwise, or upon provision for the payment thereof having been made in accordance with the provisions of the Indenture, (i) the Notes issued concurrently with those corresponding Bonds, of the same maturity, bearing the same interest rate and in an amount equal to the aggregate principal amount of the Bonds so surrendered and canceled or for the payment of which provision has been made, shall be deemed fully paid, the obligations of the Company thereunder shall be terminated, and any of those Notes shall be surrendered by the Trustee to the Company, and shall be canceled by the Company, or (ii) in the event there is only one of those Notes, an appropriate notation shall be endorsed thereon evidencing the date and amount of the principal payment or prepayment equal to the Bonds so paid, or with respect to which provision for payment has been made, and that Note shall be surrendered by the Trustee to the Company for cancellation if all Bonds shall have been paid (or provision made therefor) and canceled as aforesaid. Unless the Company is entitled to a credit under express terms of this Agreement or the Notes, all payments on each of the Notes shall be in the full amount required thereunder.
     (e) Except for such interest of the Company as may hereafter arise pursuant to Section 8.5 hereof or for such interest of the Issuer as may hereafter arise pursuant to Section 5.07 of the Indenture, the Company and the Issuer each acknowledge that neither the Company nor the Issuer has any interest in the Bond Fund and Bond Reserve Fund and any moneys deposited therein shall be in the custody of and held by the Trustee in trust for the benefit of the Holders pursuant to the terms of the Indenture.
     Section 4.2. Additional Payments. The Company shall pay as Additional Payments hereunder:
     (a) To the Issuer, by payment to the Trustee of any and all costs and expenses incurred or to be paid by the Issuer in connection with the issuance and delivery of the Bonds and Additional Bonds or otherwise related to actions taken by the Issuer under this Agreement or the Indenture, including, without limitation, its share of the Issuer’s Administrative Expenses, the Trustee authorized pursuant to the Indenture to deposit such Issuer’s Administrative Expenses to a fund or account maintained by the Trustee to be paid to the Issuer.
     (b) To the Trustee, its fees, charges and expenses due the Trustee under the Indenture or this Agreement, and all indemnities due the Trustee under Section 8.2 of this Agreement.
     (c) To the Trustee, all rebate payments required under Section 5.09 of the Indenture.
     Section 4.3. Place of Payments. The Company shall make all Loan Payments directly to the Trustee at its corporate trust office. Additional Payments shall be made directly to the person or entity to whom or to which they are due.

     Section 4.4. Obligations Unconditional. The obligations of the Company to pay the Loan Payments, Additional Payments, including without limitation, any payments required of the Company under Section 5.09 of the Indenture and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional. Until such time as all conditions provided in the Indenture for release thereof are met, the Company, for the benefit of the Holders of the Bonds: (i) will not suspend, reduce or discontinue payment of any Loan Payments and Additional Payments, (ii) will perform and observe all of its other agreements contained in this Agreement, and (iii) except as provided in Section 8.4 hereof, will not terminate this Agreement for any cause including, without limiting the generality of the foregoing, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project or other properties owned or operated by the Company, any default by the Issuer under or termination of this Agreement, commercial frustration of purpose, any change in the tax or other laws or administrative rulings of or administrative actions by or under authority of the United States of America or of the State, or any failure of the Issuer to perform and observe any agreement, whether expressed or implied, or any duty, liability or obligation arising out of or connected with this Agreement or the Indenture.
     Section 4.5. Assignment of Agreement and Revenues; Approval of Indenture. To secure the payment of Bond Service Charges, the Issuer shall assign to the Trustee, by the Indenture, its rights under and interest in this Agreement (except for the Unassigned Issuer’s Rights) and the Revenues. The Company hereby agrees and consents to those assignments.
     The Indenture has been submitted to the Company for examination and approval, and the Company acknowledges that, by execution of this Agreement, it has approved the Indenture. The Company further acknowledges that by execution of this Agreement, it agrees and covenants to comply with and to perform all duties and obligations of the Company set forth in the Indenture.
     Section 4.6. Application of Certain Moneys. Any amount deposited in the Bond Fund shall be used, to the extent practicable in the opinion of the Trustee upon the written direction of the Company, for the purchase of Bonds in the open market for purposes of cancellation or for the redemption of Bonds within one year of receipt of that amount, if permitted pursuant to the optional redemption provisions of the Indenture. If, in the opinion of the Trustee, that is not practicable or there is any balance remaining after that application, the remaining amount shall be credited against the portion of the next succeeding Loan Payment as represents the payment of principal of the Bonds to become due and payable on the applicable Interest Payment Date.
     Section 4.7. Reserved.
     Section 4.8. Limits on Incurrence of Indebtedness. (a) The Company agrees that the Company will not incur any Indebtedness other than (i) the obligations hereunder with respect to the Bonds; and (ii) the Wells Fargo Credit Agreement; and (iii) Indebtedness described in (b), (c) and (d) below; provided that at the time of incurrence of any such additional permitted Indebtedness, no Event of Default (or an event which with the passage of time or the giving of notice, or both, would be an Event of Default) shall have occurred and shall be continuing unless such event will be cured upon incurrence of such Indebtedness and application of the proceeds thereof.

     (b) The Company may incur Long Term Indebtedness upon compliance with this subsection (b).
     Prior to incurring any Long Term Indebtedness, the Company shall furnish the Trustee with evidence of compliance by the Company with the financial test required by Section 2.04(a)(1) of the Indenture for the incurrence of Additional Bonds, treating the proposed Long Term Indebtedness as if it were proposed Additional Bonds.
     (c) The Company may incur Short Term Indebtedness.
     (d) The Company may incur Subordinated Indebtedness (as defined below), from time to time, in any amount.
     As used herein, “Subordinated Indebtedness” means Indebtedness of the Company issued, incurred or evidenced by instruments, which are payable from or secured by Palo Verde Receipts or Santa Cruz Receipts, which instruments contain provisions subordinating such obligations (to which appropriate reference shall be made in the Subordinated Indebtedness) substantially as follows:
     “All Subordinated Indebtedness shall be issued subject to the following provisions and each person taking or holding any Subordinated Indebtedness, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions.
     “All Subordinated Indebtedness shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right to the prior payment in full of all outstanding Bonds and any Additional Bonds issued under the Indenture (collectively “Superior Bonds”).
     “Upon (a) any acceleration of maturity of the principal amount of any Subordinated Bonds (but excluding any voluntary prepayment) or (b) any payment or distribution of any kind or character, whether in cash, property or securities, upon any dissolution or winding-up or total or partial liquidation, reorganization or other similar arrangement of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, then all principal, premium, if any, and interest due or to become due upon all Superior Bonds shall first be paid in full, or payment thereof provided for in accordance with the terms of the Indenture, before any payment is made on account of the principal, premium, if any, or interest on any Subordinated Indebtedness, and upon any such dissolution or winding-up or liquidation, reorganization or other similar arrangement, any payment or distribution of any kind or character, whether in cash, property or securities, to which the holders of any Subordinated Indebtedness would be entitled, except for the provisions hereof, shall be paid by the Company, or by a receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, to the Trustee to the extent necessary to pay all Superior Bonds in full before any payment or distribution is made to the holders of the Subordinated Bonds.

     “In the event that, in violation of any of the foregoing provisions, any payment or distribution of any kind or character, whether in cash, property or securities, shall be received by the holders of the Subordinated Indebtedness before all Superior Bonds are paid in full, or provision for such payment in accordance with the terms of the Indenture, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to the Trustee for the Superior Bonds for application to the payment of all Superior Bonds remaining unpaid to the extent necessary to pay all such Superior Bonds in full in accordance with their terms.
     “No present or future holder of any Superior Bond shall be prejudiced in his right to enforce subordination of the Subordinated Indebtedness by any act or failure to act on the part of the Company or anyone in custody of or control over its assets or property.
     “The foregoing subordination provisions shall be for the benefit of the holders of Superior Bonds and may be enforced by the Trustee against the holders of Subordinated Indebtedness”.
provided, however, that the Subordinated Indebtedness shall provide: (i) that the foregoing provisions are solely for the purpose of defining the relative rights of the holders of Superior Bonds on the one hand and the holders of the Subordinated Indebtedness on the other hand, and that nothing therein shall impair, as between the Company and the holders of the Subordinated Indebtedness, the obligation of the Company to pay to the holders of the principal thereof, premium, if any, and interest thereon in accordance with its terms, nor shall anything therein prevent the holders of the Subordinated Indebtedness or any trustee on their behalf from exercising all remedies otherwise permitted by applicable law or thereunder upon default thereunder, subject to the rights set forth above of the holders of Superior Bonds to receive cash, property or securities otherwise payable or deliverable to the holders of the Subordinated Indebtedness, (ii) that upon any payment or distribution of assets of the Company of the character referred to in the third paragraph of the foregoing provisions, the trustee under any agreement relating to Subordinated Indebtedness shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which such dissolution, winding-up, liquidation, reorganization or other similar arrangement proceedings are pending, and upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making any such payment or distribution, delivered to said trustee for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Superior Bonds and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to the foregoing provisions, and (c) that any trustee under any agreement relating to Subordinated Indebtedness and any paying agent therefor shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment of moneys to or by such trustee or such paying agent, unless and until such trustee or such paying agent, as the case may be, shall have received notice thereof from the Company or from one or more holders of Superior Bonds.

ARTICLE V
ADDITIONAL AGREEMENTS AND COVENANTS
     Section 5.1. Right of Inspection. Subject to reasonable security and safety regulations and upon reasonable notice, the Issuer and the Trustee, and their respective agents, shall have the right, but not any duty during normal business hours to inspect the Project.
     Section 5.2. Lease or Grant of Use by Company. Except as may otherwise be provided herein and subject to the provisions of Section 2.2(v) hereof, the Company may permit Palo Verde Utilities Company or Santa Cruz Water Company to lease or grant the right to occupy and use the Project, in whole or in part, to others, provided that:
     (1) No such grant or lease shall relieve the Company from its obligations under this Agreement or the Project Note;
     (2) In connection with any such grant or lease the Company shall retain such rights and interests as will permit it to comply with its obligations under this Agreement and the Project Note;
     (3) No such grant or lease shall impair materially the purposes of the Act to be accomplished by operation of the Project Facilities as herein provided.
     Section 5.3. Company to Maintain Its Existence; Sales of Assets or Mergers. The Company shall do all things necessary to preserve and keep in full force and effect its existence, rights, franchises, licenses and governmental approvals and those of Palo Verde Utilities Company and Santa Cruz Water Company including, without limitation such licenses and approvals as may be required to operate the Project for Project Purposes, except as otherwise permitted by this Section 5.3, and to perform its obligations under this Agreement.
     In particular, the Company shall not, nor permit Palo Verde Utilities Company or Santa Cruz Water Company to (a) sell, transfer or otherwise dispose of all, or substantially all, of its assets; (b) consolidate with or merge into any other entity; or (c) permit one or more other entities to consolidate with or merge into it. The preceding restrictions shall not apply, however, to a public offering of all or a part of the member interests of the Company or to a transaction if all of the following conditions are met:
     (i) unless the transferee or the surviving or resulting entity is a public service corporation, and the transferee or the surviving or resulting entity has a net worth, determined in accordance with generally accepted accounting principles consistently applied, equal to or greater than the net worth of the Company immediately prior to such consolidation, merger, sale, transfer or disposition;
     (ii) the transferee or the surviving or resulting entity, if other than the Company, by proper written instrument satisfactory to the Issuer and the Trustee, irrevocably and unconditionally assumes the obligation to perform and observe the agreements and obligations of the Company under this Agreement; and

     (iii) the Company delivers to the Issuer and the Trustee an opinion of Bond Counsel to the effect that such disposition, sale, transfer, consolidation or merger does not, in and of itself, adversely affect the exclusion from federal gross income of interest on the Bonds.
     Section 5.4. Books and Records; Financial Statements. The Company shall keep true and proper books of records and accounts in which full and correct entries are made of all its business transactions and shall reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with generally accepted accounting principles. The Company shall deliver to the Trustee and to the Holders of the Bonds requesting the same by written notice filed with the Company within 210 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company as at the end of such year and consolidated statements of income and retained earnings of the Company for such year, setting forth in comparative form the corresponding figures as at the end of or for the previous fiscal year, all in reasonable detail and accompanied by an audit report thereon of the regular independent public accountants selected by the Company, stating that those balance sheets and financial statements have been prepared in accordance with generally accepted accounting principles and that the audit by such accountants in connection with those balance sheets and financial statements has been made in accordance with generally accepted auditing standards. The financial statements shall identify advances in aid of construction. The Trustee shall have no duty to review such financial statements.
     Section 5.5. Limitations on Creation of Liens. The Company agrees that it will not create or suffer to be created or exist any mortgage, pledge, security interest, lien, judgment, easement or other encumbrance on title, including, but not limited to, any mortgage or pledge of, security interest in or lien or other similar encumbrance (collectively “Liens”) on the Income Available for Debt Service or on any of the property of Palo Verde Utilities Company or Santa Cruz Water Company other than Permitted Encumbrances (as defined in (a)).
     (a) Permitted Encumbrances shall consist of the following:
     (i) Any lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation for any purpose at any time as required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable the Company or Palo Verde Utilities Company or Santa Cruz Water Company to maintain self-insurance or to participate in any funds established to cover any insurance risks or in connection with workers’ compensation, unemployment insurance, pension or profit sharing plans or other social security, or to share in the privileges or benefits required for companies participating in such arrangements;
     (ii) Any judgment Lien against the Company or Palo Verde Utilities Company or Santa Cruz Water Company so long as such judgment is being contested and execution thereon is stayed, in the absence of such contest and stay, such judgment Lien will not materially impair the property of the Company or

Palo Verde Utilities Company or Santa Cruz Water Company or subject such property to material loss or forfeiture;
     (iii) (A) Rights reserved to or vested in any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or provision of law, affecting any property of the Company or Palo Verde Utilities Company or Santa Cruz Water Company to (1) terminate such right, power, franchise, grant, license or permit, provided that the exercise of such right would not materially alter the use of such property or materially and adversely affect the value thereof, or (2) purchase, condemn, appropriate or recapture, or designate a purchaser of, such property; (B) any Lien on any property for taxes, assessments, levies, fees, water and sewer charges, and other governmental and similar charges and any Liens of mechanics, materialmen, laborers, suppliers or vendors for work or services performed or materials furnished in connection with such property which are not due and payable or which are not delinquent or the amount or validity of which are being contested and execution thereon is stayed, or the amount for which the Lien is claimed is either covered by a surety bond in favor of the claimant or the amount so claimed is deposited with the Trustee for payment to such claimant, or the existence of which will not subject such property to material loss or forfeiture; (C) easements, rights-of-way, servitudes, restrictions and other minor defects, encumbrances and irregularities in the title to any such property which do not materially impair the use of such property or materially and adversely affect the value thereof; and (D) rights reserved to or vested in any municipality or public authority to control or regulate any property or to use such property in any manner (including zoning and similar land use restrictions), which rights do not materially impair the use of such property or materially and adversely affect the value thereof;
     (iv) [Reserved];
     (v) Any lease of Property of the Company, Palo Verde Utilities Company or Santa Cruz Water Company which, in the judgment of the Company, is reasonably necessary or appropriate for or incidental to the use of such property, taking into account the nature and terms of the lease and the nature and purposes of the property;
     (vi) Any Lien in favor of a trustee or other representative of the creditor on the proceeds of indebtedness deposited with such representative prior to application thereof;
     (vii) Any Lien on any property of the Company, Palo Verde Utilities Company or Santa Cruz Water Company so long as the Trustee determines that such Lien secures, on a parity basis, in addition to any other obligation of the Company, Palo Verde Utilities Company or Santa Cruz Water Company the incurrence of which does not violate this Agreement, the Company’s obligations to make payments to the Bond Fund, Bond Reserve Fund and Rebate Fund and to pay Bond Service Charges on the Bonds;

     (viii) The Security Agreement; and
     (ix) Indebtedness and security in favor of Wells Fargo under the Wells Fargo Credit Agreement.
     Section 5.6. Annual Certificate of Company. The Company will deliver to the Trustee and the Issuer within ten weeks after the end of each fiscal year of the Company a certificate executed by its chief executive officer or chief financial officer stating that:
     (a) A review of the activities of the Company, Palo Verde Utilities Company and Santa Cruz Water Company during such fiscal year and of performance hereunder has been made under his supervision; and
     (b) He is familiar with the provisions of this Agreement and the tax compliance certificate and to the best of his knowledge, based on such review and familiarity, the Company has fulfilled all its obligations hereunder and thereunder throughout such fiscal year of the Company, and there have been no defaults under this Agreement or the tax compliance certificate or, if there has been a default in the fulfillment of any such obligation in such fiscal year, specifying each such default known to him and the nature and status thereof and the action taken or being taken to correct such default.
     Section 5.7. Exemption from Federal Income Taxation. The Company, for the benefit of the Issuer, the Trustee and the Holders of any Bonds, hereby represents that it has not taken or omitted to take, or permitted to be taken on its behalf, and agrees that it will not take or omit to take, or permit to be taken on its behalf, any action which, if taken or omitted, would, under the Code existing as of the date of the original execution and delivery of the Bonds, adversely affect the exemption of interest on the Bonds from gross income for federal income tax purposes, and that it will take, or require to be taken, such acts as may from time to time be required of it under such existing applicable law or regulation to continue in effect such exclusion.
     The Company hereby covenants that it will restrict the use of the proceeds of the Bonds in such manner and to such extent as may be necessary, after taking into account reasonable expectations at the time of the delivery of and payment for the Bonds, so that the Bonds will not constitute arbitrage bonds under Section 148 of the Code.
     Section 5.8. Calculations and Payments of Rebate to the United States. At all times required by Section 148(f) of the Code, the Company agrees and covenants to calculate or cause to be calculated the amount of and to pay to the Trustee, rebate payments required by Section 148(f) to be paid to the United States with respect to the Bonds in order to maintain the exclusion of interest on the Bonds from gross income for federal income tax purposes, as provided in Section 5.09 of the Indenture.
     The obligation of the Company to make or cause to be made such calculation and payments shall remain in effect and be binding upon the Company notwithstanding the release and discharge of the Indenture or termination of this Agreement.

     Section 5.9. Information to Holders and Other. The Company agrees that it shall furnish to any Holder of a Bond or a prospective Holder of a Bond, upon their written request to the Company, a copy of (a) the most recent audited financial statements of the Company prepared in accordance with Section 5.4 hereof and (b) the most recent certification filed by the Company under Section 5.6 and 5.12 hereof.
     Section 5.10. Reserved.
     Section 5.11. Rate Covenant. The Company covenants and agrees that it will use its best efforts to obtain Arizona Corporation Commission approval of schedules of rates, fees and charges for all services supplied by Palo Verde Utilities Company and Santa Cruz Water Company, after making reasonable allowances for contingencies and errors in estimates, to produce Income Available for Debt Service in each fiscal year of the Company not less than 1.10 X Maximum Annual Debt Service an all Long Term Indebtedness (exclusive of Subordinated Indebtedness incurred in compliance with 4.8(d) of this Agreement).
     Section 5.12. Annual Certification. The Company will deliver to the Trustee and the Authority within 240 days after the end of each fiscal year of the Company consolidated financial statements of the Company for the immediately preceding year, prepared in accordance with generally accepted accounting principles, accompanied by a report of an Accounting Firm on such consolidated financial statements as well as a letter stating that nothing came to their attention during the audit of such consolidated financial statements that caused them to believe that the Company failed to comply with the following covenants:
     (a) the Income Available for Debt Service for the most recent fiscal year of the Company, as determined based upon the financial statements of the Company for the immediately preceding fiscal year which financial statements shall be audited as required by Section 5.4 of this Agreement. Such audit report shall be delivered to the Trustee and shall state (I) the opinion of the Accounting Firm to the effect such financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries, including Palo Verde Utilities Company and Santa Cruz Water Company as of the end of the fiscal year(s) shown and the results of its operations for such year(s) in conformity with generally accepted accounting principles, or (II) such other form of opinion as shall be customary and generally accepted, at the time of such report, as the form of the opinion of any independent certified public accounting firm reporting on financial statements under generally accepted accounting principles;
     (b) the Revenue Objective, which shall mean 1.10 times Maximum Annual Debt Service on all Long Term Indebtedness (exclusive of Subordinated Indebtedness incurred in compliance with Section 4.8(d) of this Agreement) outstanding at the end of such fiscal year;
     (c) the Debt Service Coverage Ratio shall not be less than 1:10 i.e. Income Available for Debt Service divided by Maximum Annual Debt Service on all Long Term Indebtedness (exclusive of Subordinated Indebtedness incurred in compliance with Section 4.8(d) of this Agreement) outstanding at the end of such fiscal year; and

     (d) Reserved.
ARTICLE VI
REDEMPTION OF BONDS
     Section 6.1. Optional Redemption. Provided no Event of Default shall have occurred and be subsisting, at any time and from time to time, the Company may deliver moneys to the Trustee in addition to Loan Payments or Additional Payments required to be made hereunder, and direct the Trustee to use the moneys so delivered for the purpose of purchasing Bonds or of calling Bonds for optional redemption in accordance with the applicable provisions of the Bond Legislation and Indenture providing for optional redemption at the redemption price stated in the Indenture and the Bonds. Pending application for those purposes, any moneys so delivered shall be held by the Trustee in a special account in the Bond Fund and delivery of those moneys shall not operate to abate or postpone Loan Payments or Additional Payments otherwise becoming due or to alter or suspend any other obligations of the Company under this Agreement.
     Section 6.2. Extraordinary Optional Redemption. The Company shall have, subject to the conditions hereinafter imposed, the option to direct the redemption of the entire unpaid principal balance of the Bonds in accordance with the applicable provisions of the Indenture and the Bonds upon the occurrence of any of the following events:
     (a) The Project shall have been damaged or destroyed to such an extent that, in the Company’s reasonable judgment, (1) it cannot reasonably be expected to be restored, within a period of six months, to the condition immediately preceding such damage or destruction, or (2) its normal use and operation is reasonably expected to be prevented for a period of six consecutive months.
     (b) Title to, or the temporary use of, all or a significant part of the Project shall have been taken under the exercise of the power of eminent domain (1) to such extent that the Project cannot, in the Company’s reasonable judgment, reasonably be expected to be restored within a period of six months to a condition of usefulness comparable to that existing prior to the taking, or (2) as a result of the taking, normal use and operation of the Project is reasonably expected, in the Company’s reasonable judgment, to be prevented for a period of six consecutive months or more.
     (c) As a result of any changes in the Constitution of the State, the Constitution of the United States of America, or state or federal laws or as a result of legislative or administrative action (whether state or federal) or by final decree, judgment or order of any court or administrative body (whether state or federal) entered after the contest thereof by the Issuer or the Company in good faith, this Agreement shall have become void or unenforceable or impossible of performance in accordance with the intent and purpose of the parties as expressed in this Agreement, or if unreasonable burdens or excessive liabilities shall have been imposed with respect to the Project or the operation thereof, including, without limitation, federal, state or other ad valorem, property, income or other taxes not being imposed on the date of this Agreement other than ad valorem taxes presently levied upon privately owned property used for the same general purpose as the Project.
     (d) Changes in the economic availability of raw materials, operating supplies, energy sources, labor, equipment or supplies, or facilities necessary for the efficient operation of the Project for the Project Purposes shall have occurred or technological or other changes shall have occurred which the Company cannot reasonably overcome or control and which in the Company’s reasonable judgment render the Project uneconomic for the Project Purposes.
     (e) In the event of a public offering with respect to the ownership interests of the Company, at a redemption price of 100% of the principal amount redeemed, plus interest accrued to the redemption date.
     To exercise the Company’s option to redeem Bonds following the occurrence of one of the events listed in (a) through (e) immediately above, the Company shall, give notice to the Issuer and to the Trustee specifying the date on which the Company will deliver the funds required for that redemption, which date shall be not more than ninety (90) days from the date that notice is mailed and shall make arrangements satisfactory to the Trustee for the giving of the required notice of redemption.
     To exercise the Company’s option to redeem Bonds following the occurrence of the event listed in (e) immediately above, the Company shall, give notice to the Issuer and to the Trustee specifying the date on which the Company will deliver the funds required for that redemption, which redemption date shall be not more than ninety days from the date that the event described in (d) occurred and shall make arrangements satisfactory to the Trustee for the giving of the required notice of redemption.
     The amount payable by the Company in the event of its exercise of the option granted in this Section shall be the sum of the following:
     (i) An amount of money which, when added to the moneys and investments held to the credit of the Bond Fund and Bond Reserve Fund, will be sufficient pursuant to the provisions of the Indenture to pay, at par, and discharge all then outstanding Bonds on the earliest applicable redemption date, that amount to be paid to the Trustee, plus
     (ii) An amount of money equal to the Additional Payments relating to the Bonds accrued and to accrue until actual final payment and redemption of the Bonds, that amount or applicable portions thereof to be paid to the Trustee or to the Persons to whom those Additional Payments are or will be due, exclusive of obligations under Section 8.2 hereof which are not then due and payable.
The requirement of (ii) above with respect to Additional Payments to accrue may be met if provisions satisfactory to the Trustee and the Issuer are made for paying those amounts as they accrue.

     The Company also shall have the option, in the event that title to or the temporary use of a portion of the Project shall be taken under the exercise of the power of eminent domain, even if the taking is not of such nature as to permit the exercise of the redemption option upon an event specified in (b) above, to direct the redemption, at a redemption price of 100% of the principal amount thereof prepaid, plus accrued interest to the redemption date, of that part of the outstanding principal balance of the Bonds as may be payable from the proceeds (after the payment of costs and expenses incurred in the collection thereof) received in the eminent domain proceeding, provided, that, the Company shall furnish to the Issuer and the Trustee a certificate of a duly qualified independent engineer stating that (1) the property comprising the part of the Project taken is not essential to continued operations of the Project in the manner existing prior to that taking, (2) the Project has been restored to a condition substantially equivalent to that existing prior to the taking, or (3) other improvements have been acquired or made which are suitable for the continued operation of the Project.
     The rights and options granted to the Company in this Section may be exercised whether or not the Company is in default hereunder; provided, that such default will not relieve the Company from performing those actions which are necessary to exercise any such right or option granted hereunder.
     Section 6.3. Mandatory Redemption in Event of Inclusion in Gross Income of Interest on Bonds. If, as provided in the Bonds and the Indenture, the Bonds become subject to mandatory redemption because of the occurrence of a Determination of Taxability, the Company shall deliver to the Trustee, upon the date requested by the Trustee, but in no event upon less than 90 days’ prior written notice, the moneys needed to pay the redemption price of the Bonds in accordance with the mandatory redemption provisions relating thereto set forth in the Bonds and the Indenture.
     Section 6.4. Other Mandatory Redemption. The Company shall deliver to the Trustee, but in no event upon less than 90 days’ prior written notice, the moneys needed to redeem the Bonds in accordance with any mandatory redemption provisions relating thereto as may be set forth in Section 4.01(c) of the Indenture.
     Section 6.5. Actions by Issuer. At the request of the Company or the Trustee, the Issuer shall take all steps required of it under the applicable provisions of the Indenture or the Bonds to effect the redemption of all or a portion of the Bonds pursuant to this Article VI.
ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES
     Section 7.1. Events of Default. Each of the following shall be an Event of Default:
     (a) The Company shall fail to pay any Loan Payment on or prior to the date on which that Loan Payment is due and payable and has failed to cure the same following ten days’ written notice;
     (b) The Company shall fail to deliver to the Trustee, or cause to be delivered on its behalf, the moneys needed to redeem any outstanding Bonds in the manner and upon the date requested in writing by the Trustee as provided in Section 6.3 or 6.4 of this Agreement and has failed to cure the same following ten days’ written notice;
     (c) The Company shall fail to observe and perform any other agreement, term or condition contained in this Agreement, and the continuation of such failure for a period of thirty days after notice thereof shall have been given to the Company by the Issuer or the Trustee, or for such longer period as the Issuer and the Trustee may agree to in writing; provided, that if the failure is other than the payment of money and is of such nature that it can be corrected but not reasonably within the applicable period, that failure shall not constitute an Event of Default so long as the Company institutes curative action within the applicable period and diligently pursues that action to completion;
     (d) The Company shall: (i) admit in writing its inability to pay its debts generally as they become due; (ii) have an order for relief entered in any case commenced by or against it under the federal bankruptcy laws, as now or hereafter in effect; (iii) commence a proceeding under any other federal or state bankruptcy, insolvency, reorganization or similar law, or have such a proceeding commenced against it and either have an order of insolvency or reorganization entered against it or have the proceeding remain undismissed and unstayed for ninety days; (iv) make an assignment for the benefit of creditors; or (v) have a receiver or trustee appointed for it or for the whole or any substantial part of its property;
     (e) Any representation or warranty made by the Company herein or any statement in any report, certificate, financial statement or other instrument furnished in connection with this Agreement or with the purchase of the Bonds shall at any time prove to have been false or misleading in any material respect when made or given; provided, however that if any inaccuracy in any such representation or warranty is susceptible of being cured and has not caused or resulted in any damage to the Issuer, the Trustee or the Bondholders or created any impediment to the enforceability of the Issuer’s rights hereunder, then the Company shall have the right to cure such inaccurate representation or warranty, and no Event of Default will be deemed to have occurred hereunder, during the Company’s good faith exercise of its efforts to cure, for a period not to exceed 30 days after the commencement thereof, if the Company shall have notified the Issuer and the Trustee of the inaccuracy promptly after learning thereof, shall promptly thereafter have commenced a good faith effort to cure the deficiency and shall be diligently pursuing the cure;
     (f) Company shall suffer the entry of judgment against it by any court of record for the payment of money in excess of $100,000 or shall suffer the issuance of a writ of attachment of any of its assets, and Company shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereon within sixty days from the date of entry thereof, unless execution thereon is effectively stayed pending further proceedings;
     (g) the occurrence of an event of default under the Indenture; and

     (h) any event of default shall occur and be continuing under any indebtedness secured by a Lien described in Sections 5.5(a)(vii) or (ix) hereof; provided, however, that no Event of Default shall be deemed to occur hereunder unless the Company fails to cure the event of default under the indebtedness secured by a Lien described in Section 5.5(a) (vii) within sixty (60) days after such event of default occurs.
     Notwithstanding the foregoing, if, by reason of Force Majeure, the Company is unable to perform or observe any agreement, term or condition hereof which would give rise to an Event of Default under subsection (c) hereof, the Company shall not be deemed in default during the continuance of such inability. However, the Company shall promptly give notice to the Trustee and the Issuer of the existence of an event of Force Majeure and shall use its best efforts to remove the effects thereof; provided that the settlement of strikes or other industrial disturbances shall be entirely within its discretion.
     The term Force Majeure shall mean, without limitation, the following:
     (i) acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States of America or of the State or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; civil disturbances; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; tornadoes; storms; droughts; floods; arrests; restraint of government and people; explosions; breakage, malfunction or accident to facilities, machinery, transmission pipes or canals; partial or entire failure of utilities; shortages of labor, materials, supplies or transportation; or
     (ii) any cause, circumstance or event not reasonably within the control of the Company.
     The declaration of an Event of Default under subsection (d) above, and the exercise of remedies upon any such declaration, shall be subject to any applicable limitations of federal bankruptcy law affecting or precluding that declaration or exercise during the pendency of or immediately following any bankruptcy, liquidation or reorganization proceedings.
     Section 7.2. Remedies on Default. Whenever an Event of Default shall have happened and be subsisting, any one or more of the following remedial steps may be taken:
     (a) If acceleration of the principal amount of the Bonds has been declared pursuant to Section 7.03 of the Indenture, the Trustee shall declare all Loan Payments to be immediately due and payable, whereupon the same shall become immediately due and payable;
     (b) The Issuer or the Trustee may have access to, inspect, examine and make copies of the books, records, accounts and financial data of the Company pertaining to the Project; or
     (c) The Issuer or the Trustee may pursue those remedies (but only to the extent set forth in Section 4.1(a) above) now or hereafter existing at law or in equity to collect all amounts then due and thereafter to become due under this Agreement or the Security Agreement, or the Notes or to enforce the performance and observance of any other obligation or agreement of the Company under those instruments.
     Notwithstanding the foregoing, the Issuer shall not be obligated to take any step which in its opinion will or might cause it to expend time or money or otherwise incur liability unless and until a satisfactory indemnity bond or other assurances has been furnished to the Issuer at no cost or expense to the Issuer. Any amounts collected as Loan Payments or applicable to Loan Payments and any other amounts which would be applicable to payment of Bond Service Charges collected pursuant to action taken under this Section shall be paid and applied in accordance with the provisions of Article VIII of the Indenture or, if the outstanding Bonds have been paid and discharged in accordance with the provisions of the Indenture, shall be paid as provided in Section 5.08 of the Indenture for transfers of remaining amounts in the Bond Fund.
     The provisions of this Section are subject to the further limitation that the rescission by the Trustee of its declaration that all of the Bonds are immediately due and payable also shall constitute an annulment of any corresponding declaration made pursuant to paragraph (a) of this Section and a waiver and rescission of the consequences of that declaration and of the Event of Default with respect to which that declaration has been made, provided that no such waiver or rescission shall extend to or affect any subsequent or other default or impair any right consequent thereon.
     Section 7.3. No Remedy Exclusive. No remedy conferred upon or reserved to the Issuer or the Trustee by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or the Notes, or now or hereafter existing at law, in equity or by statute (but only to the extent set forth in Section 4.1(a) above). No delay or omission to exercise any right or power accruing upon any default shall impair that right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than any notice required by law or for which express provision is made herein.
     Section 7.4. Agreement to Pay Attorneys’ Fees and Expenses. If a default hereunder should occur and any party hereto should incur expenses, including attorneys’ fees, in connection with the enforcement of this Agreement or the Notes or the collection of sums due thereunder, the prevailing party shall be reimbursed for the expenses and attorney’s fees so incurred upon demand.
     Section 7.5. No Waiver. No failure by the Issuer or the Trustee to insist upon the strict performance by the Company of any provision hereof shall constitute a waiver of their right to strict performance and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure by the Company to observe or comply with any provision hereof.

     Section 7.6. Notice of Default. The Company shall notify the Trustee promptly if it becomes aware of the occurrence of any Event of Default hereunder or of any fact, condition or event which, with the giving of notice or passage of time or both, would become an Event of Default.
     Section 7.7. Remedies Subject to Provisions of Law. All rights, remedies and powers provided by this Article may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all of the provisions of this Article are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this instrument or the provisions hereof invalid or unenforceable under the provisions of any applicable law.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1. Reliance by Issuer on Facts or Certificates, Limitations of Actions. Anything in this Agreement to the contrary notwithstanding, it is expressly understood and agreed by the parties hereto that (i) the Issuer may rely conclusively on the truth and accuracy of any certificate, opinion, notice, or other instrument furnished to the Issuer by the Trustee or the Company as to the existence of any fact or state of affairs required hereunder to be noticed by the Issuer; (ii) the Issuer shall not be under any obligation hereunder to perform any record keeping or to provide any legal services, it being understood that such services shall be performed either by the Trustee or the Company and (iii) none of the provisions of this Agreement shall require the Issuer to expend or risk its own funds or to otherwise incur financial liability in the performance of any of its duties or in the exercise or any of its rights or powers hereunder, unless it shall first have been adequately indemnified to its satisfaction against the cost, expenses, and liability which may be incurred thereby.
     Section 8.2. Indemnity for and Immunity of Issuer’s and Trustee’s Directors, Officers, Counsel, Financial Advisors, and Agents. (a) The Company agrees to pay, defend, and will protect, indemnify, and save each of the Issuer Indemnified Parties and the Trustee, the members of its Board of Directors, its officers, counsel and agents (each a “Trustee Indemnified Party” and collectively, the “Trustee Indemnified Parties”) harmless for, from and against all Liabilities arising from or relating to the Bonds, the Loan of the proceeds of the Bonds, this Agreement, the Project, the Indenture, or any document related to the issuance and sale and/or remarketing of the Bonds, except to the extent caused in whole or in part by the negligence or breach of duty of such Trustee Indemnified Party, including, but not limited to, the following:
     (i) Any injury to or death of any person or damage to property in or upon the Project or growing out of or connected with the use, non-use, condition, or occupancy of the Project or any part thereof;
     (ii) Violation of any agreement, term or condition of this Agreement, the Note, or any other agreements, certificates, contracts, or instruments executed by the ‘ Company in connection with the issuance of the Bonds or the financing of a portion of the expenses associated with the Project;

     (iii) Violation by the Company of any contract, agreement, or restriction relating to the Project;
     (iv) Violation by the Company of any law, ordinance, or regulation affecting the Project or any part thereof or the ownership, occupancy, or use thereof;
     (v) The issuance and sale of the Bonds or any of them; and
     (vi) Any statement, information, or certificate furnished by the Company to the Issuer or the Trustee which is misleading, untrue, or incorrect in any respect.
     (b) The Company also agrees to pay, defend, protect, indemnify and hold harmless each of’ the Issuer Indemnified Parties for, from and against the Liabilities directly or indirectly arising from or relating to (i) any errors or omissions of any nature whatsoever contained in any legal proceedings before or other official representation or inducement made to the Arizona Department of Commerce, the Issuer or the County pertaining to the Bonds (provided, however, nothing in this subsection shall be deemed to provide the Issuer with indemnification for the Issuer’s negligence or breach of duty in connection with the issuance of the Bonds or omissions or misstatements contained in the Official Statement relating to the Bonds under the captions “The Authority” or “Absence of Litigation” as it relates to the Issuer) and (ii) any fraud or misrepresentations or omissions by the Company and contained in the proceedings of the Arizona Department of Commerce, the Issuer or the County relating to the issuance of the Bonds or pertaining to the financial condition of the Company which, if known to the Original Purchaser of the Bonds, might be considered a factor in its decision to purchase the Bonds.
     (c) This Section 8.2 is intended to provide indemnification to each Issuer Indemnified Party and each Trustee Indemnified Party for their active or passive negligence or misconduct; provided, however, that nothing in subsections (a) and (b) above shall be deemed to provide indemnification to an Issuer Indemnified Party or a Trustee Indemnified Party with respect to Liabilities successfully alleged to have arisen from the fraud, gross negligence, or willful misconduct of such Issuer Indemnified Party or Trustee Indemnified Party, as appropriate.
     (d) The Company agrees also to indemnify the Issuer Indemnified Parties, the Trustee Indemnified Parties, the Bond Counsel, and each person, if any, who controls any of the foregoing within the meaning of Section 15 of the Securities Act of 1933 as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (each an “Indemnified Party” and all collectively the “Indemnified Parties”), for, from and against any and all Liabilities, caused by or in any way related to any untrue or misleading statement of a material fact by the Company contained in said Official Statement or caused by any omission or alleged omission by the Company from said Official Statement of any material fact necessary to be stated therein in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or information furnished in writing by a party other than the Company or information furnished in writing to the Company expressly for use therein by such Indemnified Party or any other such person seeking indemnification from the Company.
     The Original Purchaser agrees to indemnify and hold harmless the Authority, the Authority’s directors, officers, employees, attorneys and agents, the Company, the Company’s officers and directors and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act of 1933 as amended, or Section 20 of the Securities Exchange Act of 1934, as amended to the same extent as the foregoing indemnity from the Company, but only with reference to information relating to the Original Purchaser furnished to the Company by the Original Purchaser in writing expressly for use in said Official Statement.
     (e) For each person other than an Issuer Indemnified Party, in case any proceeding (including any governmental investigation) shall be instituted involving any person entitled to indemnity pursuant to either of the two preceding paragraphs, such person (the “Indemnified Party”) shall promptly notify the person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in respect of any Indemnified Party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate law firm (in addition to any local counsel) for all such Indemnified Parties and that all such reasonable fees and expenses shall be reimbursed as they are incurred.
     In the event that any Indemnified Party retains counsel at the expense of the Indemnified Party pursuant to the second sentence of the prior paragraph, such firm shall be designated (i) in writing by Original Purchaser, in the case of parties indemnified pursuant to the second paragraph of (d), and (ii) by the Issuer, Trustee, or Bond Counsel, as applicable, or in the case of parties indemnified pursuant to the first paragraph of (d) and subsections (a) and (b). The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff following exhaustion of all appeals, the Indemnifying Party agrees to indemnify the Indemnified Party for, from and against any loss or liability by reason of such settlement or judgments. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its consent if (i) such settlement is entered into more than 30 days after receipt by such Indemnifying Party of the aforesaid request, and (ii) such Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.
     (f) In case any proceeding (including any governmental investigation) shall be instituted involving any Issuer Indemnified Party entitled to in respect of which indemnity pursuant to this Section 8.2, then the Issuer Indemnified Party shall promptly notify the Indemnifying Party in writing and the Indemnifying Party shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Issuer Indemnified Party and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Issuer Indemnified Party shall have the right to retain its own counsel, and the fees, costs and expenses of such counsel as well as any other reasonable fees, costs and expenses of the Issuer Indemnified Party in conducting its defense shall be at the expense of the Indemnifying Party. If the Issuer Indemnified Party is advised in an opinion of counsel that there may be legal defenses available to it which are different from or in addition to those available to the Issuer Indemnifying Party or if the Issuer Indemnifying Party shall after this notice and within a period of time necessary to preserve any and all defenses to any claim asserted, fails to assume the defense of or to employ counsel for that purpose satisfactory to the Issuer Indemnified Party, then the Issuer Indemnified Party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle the claim or other matter on behalf of, for the account of, and at the risk of, the Indemnifying Party.
     No recourse shall be had for the enforcement of any obligation, covenant, promise, or agreement of the Issuer contained in this Agreement, any other Issuer Documents, or in any Bond or for any claim based hereon or otherwise in respect hereof or upon any obligation, covenant, promise, or agreement of the Issuer contained in any agreement, instrument, or certificate executed in connection with the Project or the issuance and sale of the Bonds, against any Issuer Indemnified Party whether by virtue of any Constitutional provision, statute, or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that no personal liability whatsoever shall attach to, or be incurred by, any Issuer Indemnified Party, either directly or by reason of any of the obligations, covenants, promises, or agreements entered into between the Issuer and the Trustee or Company to be implied therefrom as being supplemental hereto or thereto, and that all personal liability of that character against every such director, officer, counsel, financial advisor, or agent, is, by the execution of the Bonds, this Agreement, and the Indenture, and as a condition of, and as part of the consideration for, the execution of the Bonds, this Agreement, and the Indenture, expressly waived and released.

     (g) The Issuer Indemnified Parties, other than the Issuer, shall be considered to be third party beneficiaries of this Agreement for purposes of Subsections (a) to (g) above and such provisions will be in addition to all liability which the Company may otherwise have and shall survive the payment in full of the Bonds, discharge of the Indenture, and termination or expiration of this Agreement.
     Section 8.3. No Pecuniary Liability of the Issuer. No agreements or provisions contained herein nor any agreement, covenant, or undertaking by the Issuer in connection with the Project or the issuance, sale, remarketing and/or delivery of the Bonds shall give rise to any pecuniary liability of the Issuer or a charge against its general credit, or shall obligate the Issuer financially in any way, except as may be payable from the revenues pledged hereby for the payment of the Bonds and their application as provided in the Indenture. No failure of the Issuer to comply with any term, covenant, or agreement contained in the Bonds, this Agreement, indenture, or in any document executed by the Issuer in connection with the Project or the issuance and sale of the Bonds, shall subject the Issuer to liability for any claim for damages, costs, or other financial or pecuniary charge, except to the extent that the same can be paid or recovered from the Revenues pledged for the payment of the Bonds or other revenues derived under this Agreement. Nothing herein shall preclude a proper party in interest from seeking and obtaining, to the extent permitted by law, specific performance against the Issuer for any failure to comply with any term, condition, covenant, or agreement herein; provided that no costs, expenses, or other monetary relief shall be recoverable from the Issuer, except as may be payable from the Revenues pledged in the Indenture for the payment of the Bonds or other revenue derived under this Agreement. No provision, covenant, or agreement contained in, or any obligations imposed upon the Issuer, or the breach thereof, shall constitute an indebtedness of the Issuer within the meaning of any state constitutional or statutory limitation or shall constitute or give rise to a charge against its general credit. In making the agreements, provisions, and covenants set forth in this Agreement, the Issuer has not obligated itself, except with respect to the application of the Revenue pledged in the Indenture for the payment of the Bonds or other revenues derived under this Agreement.
     Section 8.4. Term of Agreement. This Agreement shall be and remain in full force and effect from the date of delivery of the Bonds to the Original Purchaser until such time as all of the Bonds shall have been fully paid (or provision made for such payment) pursuant to the Indenture and all other sums payable by the Company under this Agreement and the Notes shall have been paid, except for obligations of the Company under Sections 4.2, 6.3, and 8.2 hereof, and obligations of the Original Purchaser under Section 8.2(d) and (e) hereof, which shall survive any termination of this Agreement.
     Notwithstanding any termination of this Agreement, any payment of any or all of the Bonds or any discharge of the Indenture, if a Determination of Taxability (as defined in the Indenture) shall occur with respect to any series of Bonds, the Company shall pay all additional amounts it is required to pay under subsection 4.01(c) of the Indenture at the time provided therein.
     Section 8.5. Amounts Remaining in Funds. Any amounts in the Bond Fund remaining unclaimed by the Holders of Bonds for four years after the due date thereof (whether at stated maturity, by redemption or pursuant to any mandatory sinking fund requirements or otherwise), at the option of the Issuer, shall be deemed to belong to and shall be paid, at the written request of the Issuer, to the Issuer by the Trustee. With respect to that principal of and any premium and interest on the Bonds to be paid from moneys paid to the Issuer pursuant to the preceding sentence, the Holders of the Bonds entitled to those moneys shall look solely to the Issuer for the payment of those moneys. Further, any amounts remaining in the Bond Fund, the Project Fund and any other special funds or accounts created under this Agreement or the Indenture after all of the outstanding Bonds shall be deemed to have been paid and discharged under the provisions of the Indenture and all other amounts required to be paid under this Agreement, the Notes and the Indenture have been paid, shall be paid to the Company to the extent that those moneys are in excess of the amounts necessary to effect the payment and discharge of the outstanding Bonds.
     Section 8.6. Notices. All notices, certificates, requests or other communications hereunder shall be in writing and shall be deemed to be sufficiently given when mailed by First Class mail, postage prepaid, and addressed to the appropriate Notice Address. A duplicate copy of each notice, certificate, request or other communication given hereunder to the Issuer, the Company or the Trustee shall also be given to the others. The Company, the Issuer and the Trustee, by notice given hereunder, may designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.
     Section 8.7. Binding Effect. This Agreement shall inure to the benefit of and shall be binding in accordance with its terms upon the Issuer, the Company and their respective permitted successors and assigns provided that this Agreement may not be assigned by the Company (except in connection with a sale or transfer of assets pursuant to Section 5.3 hereof) and may not be assigned by the Issuer except to the Trustee pursuant to the Indenture or as otherwise may be necessary to enforce or secure payment of Bond Service Charges. This Agreement may be enforced only by the parties, their assignees and others who may, by law, stand in their respective places.
     Section 8.8. Amendments and Supplements. Except as otherwise expressly provided in this Agreement or the Indenture, subsequent to the issuance of the Bonds and prior to all conditions provided for in the Indenture for release of the Indenture having been met, this Agreement may not be effectively amended, changed, modified, altered or terminated except in accordance with the provisions of Article XI of the Indenture.
     Section 8.9. Execution Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.
     Section 8.10. Severability. If any provision of this Agreement, or any covenant, obligation or agreement contained herein is determined by a court to be invalid or unenforceable, that determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

     Section 8.11. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State and for all purposes shall be governed by and construed in accordance with the laws of the State.
     Section 8.12. Nature of Company’s Obligations. To the extent permitted by law, no recourse shall be had for the enforcement of any obligation, covenant, promise, or agreement of the Company contained in this Agreement or in any Bond or for any claim based hereon or otherwise in respect hereof or upon any obligation, covenant, promise, or agreement of the Company contained in any agreement, instrument, or certificate executed in connection with the Project or the issuance and sale of the Bonds, against past, present or future member of the board of directors of the Company or its officers or agents, employees, members or managers, whether by virtue of any Constitutional provision, statute, or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that no personal liability whatsoever shall attach to, or be incurred by, any such member, manager, officer or agent of the Company, either directly or by reason of any of the obligations, covenants, promises, or agreements entered into between the Company and the Trustee or Issuer to be implied therefrom as being supplemental hereto or thereto, and that all personal liability of that character against every such member, manager, director, officer, or agent, is, by the execution of the Bonds, this Agreement, and the Indenture, and as a condition of, and as part of the consideration for, the execution of the Bonds, this Agreement, and the Indenture, expressly waived and released.
     Section 8.13. Trustee’s Obligation under Indenture. The Issuer authorizes the Company, with the prior written consent of the president or vice president of the Issuer, which consent will not be unreasonably withheld, to enforce, on behalf of, to the extent permitted by law, in the name of the Issuer, any obligations of the Trustee under the Indenture. The Trustee is entering into this Agreement solely in its capacity as Trustee and all provisions of the indenture relating to the rights, privileges, powers and protections of the Trustee, including without limitation, those set forth in Article VI thereof, shall apply with equal force and effect to all actions taken by the Trustee in connection with this Agreement.
     Section 8.14. Conflict of Interest. To the extent A.R.S. § 38-511 is applicable, all parties acknowledge that the Issuer may, within three years after its execution, cancel this Agreement, without penalty or further obligation, if any person significantly involved in initiating, negotiating, securing, drafting, or creating of this Agreement on behalf of the Issuer, is, at any time while this Agreement is in effect, an employee or agent of any other party in any capacity or a consultant to any other party to this Agreement with respect to the subject matter of this Agreement and the Issuer may recoup any fee or commission paid or due any person significantly involved in initiating, negotiating, securing, drafting, or creating this Agreement on behalf of the Issuer, all as provided in Section 38-511, Arizona Revised Statutes, as amended.
     All parties represent that to the best of their knowledge, the parties are not in violation of A.R.S. § 38-511 as of the date hereof. The Company covenants not to employ as an employee, an agent or, with respect to the subject matter of this Agreement, a consultant, any person significantly involved in initiating, negotiating, securing, drafting or creating this Agreement on behalf of the Issuer within 3 years from execution of this Agreement, unless a waiver of A.R.S. § 38-511 is provided by the Board of Directors of the Issuer.

     Section 8.15. Payments Due on Saturdays, Sundays and Holidays. If any Loan Payment Date is a Saturday, Sunday or a day on which the Trustee is required, or authorized or not prohibited, by law (including without limitation, executive orders) to close and is closed, then payment need not be made by the Company on that date, but that payment may be made on the next succeeding business day on which the Trustee is open for business with the same force and effect as if that payment were made on the Loan Payment Date.

     IN WITNESS WHEREOF, the Issuer and the Company have caused this Agreement to be duly executed in their respective names, all as of the date hereinbefore written.

THE INDUSTRIAL DEVELOPMENT AUTHORITY OF THE COUNTY OF PIMA, as Issuer
By:
	Name:	Frank Y. Valenzuela
	Title:	Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
	Name:	Deborah M. Scherer
	Title:	Assistant Vice President

GLOBAL WATER RESOURCES, LLC
By:
	Name:	Trevor T. Hill
	Title:	President/CEO

     Hutchinson, Shockey, Erley & Co., as Original Purchaser, hereby agrees to comply with the provisions of Section 8.2(d) and (e) applicable to the Original Purchaser.

HUTCHINSON, SHOCKEY, ERLEY & CO.
By
	Name:	Brian J. O’Connor
Title Senior Vice President

EXHIBIT A
PROJECT NOTE
     GLOBAL WATER RESOURCES, LLC (the “Company”), a limited liability company duly organized and validly existing under the laws of the State of Delaware and qualified to transact business in the State of Arizona, for value received, promises to pay to U.S. Bank National Association, as Trustee (the “Trustee”) under the Indenture hereinafter referred to, the principal sum of:
THIRTY SIX MILLION FOUR HUNDRED NINETY FIVE THOUSAND DOLLARS
($36,495,000)
and to pay interest on the unpaid balance of such principal sum from and after December 28, 2006 (the date of original issuance and delivery of the Bonds (defined below)) at the interest rates specified below until the payment of such principal sum has been made or provided for. Interest shall be calculated on the basis of a 360-day year.
     Additional Payments shall also be payable in the amounts and at the times provided in the Loan Agreement (the “Agreement”), dated as of December 1, 2006, between The Industrial Development Authority of the County of Pima (the “Issuer”) and the Company.
     This Note has been executed and delivered by the Company to the Trustee pursuant to the Agreement between the Issuer and the Company. Under the Agreement, the Issuer has loaned the Company the principal proceeds received from the sale of the Issuer’s $36,495,000 aggregate principal amount of Water and Wastewater Revenue Bonds (Global Water Resources, LLC Project), Series 2006, dated December 28, 2006 (the “Bonds”) to assist in the financing of the Project (as defined in the Agreement), and the Company has agreed to repay such loan by making payments (the “Loan Payments”) at the times and in the amounts set forth on Schedule I attached hereto for application to the payment of the principal of and redemption premium, if any, and interest on the Bonds as and when due and to maintain the Bond Reserve Fund as required by Section 4.1 of the Agreement and Section 5.04 (b) of the Indenture (identified below), subject to the credits permitted under Section 4.1 of the Agreement. The Bonds have been issued, concurrently with the execution and delivery of this Note, pursuant to, and are secured by, the Trust Indenture (the “Indenture”), dated as of December 1, 2006, between the Issuer and the Trustee.
     All capitalized terms not otherwise defined in this Note shall have the meanings set forth in the Indenture. The Bonds also bear interest from their date at the interest rates specified below, payable December 1 and June 1 commencing June 1, 2007 and mature on December 1 in the years and the principal amounts as set forth on Schedule II attached hereto.
     To provide funds to pay the principal, redemption premium, if any, and interest on the Bonds as and when due as above-specified, the Company hereby agrees to and shall make Loan Payments, in immediately available funds, on or before each Business Day (as defined in the Loan Agreement) prior to any date upon which any principal of, premium, if any, and interest on the Bonds is due, in all events in amounts sufficient to pay principal of, premium, if any, and interest on the Bonds when due and payable by their terms, whether at stated maturity, by acceleration, by redemption or otherwise.
     If payment or provision for payment in accordance with the Indenture is made in respect of the principal of, and redemption premium, if any, and interest on the Bonds from moneys other than Loan Payments, this Note shall be deemed paid to the extent such payments or provision for payment of Bonds has been made. Subject to the foregoing, all Loan Payments shall be in the full amount required hereunder.
     All Loan Payments shall be payable in lawful money of the United States of America and shall be made to the Trustee at its principal corporate trust office and deposited in the Bond Fund created by the Indenture. Except as otherwise provided in the Indenture, such Loan Payments shall be used by the Trustee to pay the principal of, redemption premium, if any, and interest on the Bonds as and when due.
     Except as allowed in the Agreement, the obligation of the Company to make the payments required hereunder shall be absolute and unconditional and the Company shall make such payments without abatement, diminution or deduction regardless of any cause or circumstances whatsoever including, without limitation, any defense, set-off, recoupment or counterclaim which the Company may have or assert against the Issuer, the Trustee or any other person.
     This Note is subject to redemption prior to stated maturity, pursuant to the obligation of the Company to give the Issuer and the Trustee sufficient notice of such redemption as shall enable the Issuer and the Trustee to take all action necessary under the Indenture to redeem, on the date specified for prepayment, a like principal amount of Bonds at the same redemption price. Redemption of this Note prior to stated maturity can occur on the same conditions and at the same time as the Bonds are subject to redemption, as set forth in the Bonds and the Indenture.
     Whenever an event of default under Section 7.01 of the Indenture shall have occurred and, as a result thereof, the principal of and any premium on all Bonds then outstanding, and interest accrued thereon, shall have been declared to be immediately due and payable pursuant to Section 7.02 of the Indenture, the unpaid principal amount of and any premium and accrued interest on this Note shall also be due and payable on the date on which the principal of and premium and interest on the Bonds shall have been declared due and payable; provided that the annulment of a declaration of acceleration with respect to the Bonds shall also constitute an annulment of any corresponding declaration with respect to this Note. The remedies hereunder following any default of this Note shall be limited as set forth in Section 4.1(a) of the Agreement (i.e., recourse against the Company shall be limited to the Company’s rights to receive the Income available for Debt Service(as defined in the Agreement). The payment of amounts due under this Note and under the Agreement are secured by a Security Agreement, dated as of December 1, 2006 from the Company to the Trustee.

A-2

     IN WITNESS WHEREOF, the Company has caused this Note to be executed in its name by its duly authorized officers on December 28, 2006.

GLOBAL WATER RESOURCES, LLC
By:
Name:
Title:

SCHEDULE I
LOAN PAYMENTS

Date	Principal	Coupon	Interest	Period Total	Fiscal Total
6/1/7			879,074.25	879,074.25
12/1/7			1,034,205.00	1,034,205.00	1,913,279.25
6/1/8			1,034,205.00	1,034,205.00
12/1/8			1,034,205.00	1,034,205.00	2,068,410.00
6/1/9			1,034,205.00	1.034,205.00
12/1/9			1,034,205.00	1,034,205.00	2,068,410.00
6/1/10			1,034,205.00	1,034,205.00
12/1/10	705,000.00	5.450000	1,034,205.00	1,739,205.00	2,773,410.00
6/1/11			1,014,993.75	1,014,993.75
12/1/11	745,000.00	5.450000	1,014,993.75	1,759,993.75	2,774,987.50
6/1/12			994,692.50	994,692.50
12/1/12	790,000.00	5.450000	994,692.50	1,784,692.50	2,779,385.00
6/1/13			973,165.00	973,165.00
12/1/13	835,000.00	5.450000	973,165.00	1,808,165.00	2,781,330.00
6/1/14			950,411.25	950,411.55
12/1/14	880,000.00	5.450000	950,411.25	1,830,411.25	2,780,822.50
6/1/15			926,431.25	926,431.25
12/1/15	930,000.00	5.450000	926,431.25	1,856,431.25	2,782,862.50
6/1/16			901,088.75	901,088.75
12/1/16	985,000.00	5.450000	901,088.75	1,886,088.75	2,787,177.50
6/1/17			874,247.50	874,247.50
12/1/17	1,040,000.00	5.450000	874,247.50	1,914,247.50	2,788,495.00
6/1/18			845,907.50	845,907.50
12/1/18	1,100,000.00	5.600000	845,907.50	1,945,907.50	2,791,815.00
6/1/19			815,107.50	815,107.50
12/1/19	1,170,000.00	5.600000	815,107.50	1,985,107.50	2,800,215.00
6/1/20			782,347.50	782,347.50
12/1/20	1,240,000,00	5.600000	782,347.50	2,022,347.50	2,804,695.00
6/1/21			747,627.50	747,627.50
12/1/21	1,315,000.00	5.600000	747,627.50	2,062,627.50	2,810,255.00
6/1/22			710,807.50	710,807.50
12/1/22	1,390.000.00	5.600000	710,807.50	2,100,807.50	2,811,615.00
6/1/23			671,887.50	671,887.50
12/1/23	1,475,000.00	5.750000	671,887.50	2,146,887.50	2,818,775.00
6/1/24			629,481.25	629,481.25
12/1/24	1,565,000.00	5.750000	629,481.25	2,194,481.25	2,823,962.50
6/1/25			584,487.50	584,487.50
12/1/25	1,665,000.00	5.750000	584,487.50	2,249,487.50	2,833,975.00
6/1/26			536,618.75	536,618.75
12/1/26	1,770,000,00	5,750000	536,618.75	2,306,618.75	2,843,237.50
6/1/27			485,731.25	485,731.25
12/1/27	1,880,000.00	5.750000	485,731.25	2,365,731.25	2,851,462.50
6/1/28			431,681.25	431,681.25
12/1/28	1,995,000.00	5.750000	431,681.25	2,426,681.25	2,858,362.50
6/1/29			374,325.00	374,325.00
12/1/29	2,125,000.00	5.750000	374,325.00	2,499,325.00	2,873,650.00
6/1/30			313,231.25	313,231.25
12/1/30	2,265,000.00	5.750000	313,231.25	2,578,231.25	2,891,462.50
6/1/31			248,112.50	248,112.50
12/1/31	2,410,000.00	5.750000	248,112.50	2,658,112.50	2,906,225.00

Date	Principal	Coupon	Interest	Period Total	Fiscal Total
6/1/32			178,825.00	178,825.00
12/1/32	6,220,000.00	5.750000	178,825.00	6,398,825.00	6,577,650.00

	36,495,000.00		38,100,926.75	74,595,926.75
ACCRUED	36,495,000.00		38,100,926.75	74,595,926.75

SCHEDULE II
Dated:       December 28, 2006
Delivery:  December 28, 2006

Maturity			CUSIP
(December 1)	Principal Amount	Interest Rate	(72177T)

2017	$6,910,000	5.45%	AK 8
2022	$6,215,000	5.60%	AL 6
2032	$23,370,000	5.75%	AN 2

EXHIBIT B
PALO VERDE UTILITIES COMPANY
PROJECT FACILITIES

EXHIBIT C
SANTA CRUZ WATER COMPANY
PROJECT FACILITIES

EXHIBIT D
FORM OF DISBURSEMENT REQUEST
STATEMENT NO.                      REQUESTING DISBURSEMENT OF FUNDS FROM
PROJECT FUND PURSUANT TO SECTION 3.4 OF THE LOAN AGREEMENT
DATED AS OF DECEMBER 1, 2006, BETWEEN
THE INDUSTRIAL DEVELOPMENT AUTHORITY OF
THE COUNTY OF PIMA
AND GLOBAL WATER RESOURCES, LLC
     Pursuant to Section 3.4 of the Loan Agreement (the “Agreement”) between The Industrial Development Authority of the County of Pima (the “Issuer”) and Global Water Resources, LLC (the “Company”), dated as of December 1, 2006, the undersigned Authorized Company Representative hereby requests and authorizes U.S. Bank National Association, a national banking association validly existing and duly organized under the laws of the United States, as trustee (the “Trustee”), as depository of the Project Fund created by the Indenture and defined in the Agreement, to pay to the Company or to the person(s) listed on the Disbursement Schedule attached hereto out of the moneys deposited in the Project Fund the aggregate sum of $                     to pay such person(s) or to reimburse the Company in full, as indicated in the Disbursement Schedule, for the advances, payments and expenditures made by it in connection with the items listed in the Disbursement Schedule.
     In connection with the foregoing request and authorization, the undersigned hereby certifies that:
     (a) Each item for which disbursement is requested hereunder is properly payable out of the Project Fund in accordance with the terms and conditions of the Agreement and none of those items has formed the basis for any disbursement heretofore made from said Project Fund.
     (b) Each such item is or was necessary in connection with the construction, installation, equipment or improvement of the Project, as defined in the Agreement.
     (c) The Company has received, or will concurrently with payment receive, appropriate waivers of any mechanics’ or other liens with respect to each item for which disbursement is requested hereunder.
     (d) Check applicable provision(s): (i) ___ Each item for which disbursement is requested hereunder, and the cost for each such item, is as described in the information statement filed by the Issuer in connection with the issuance of the Bonds (as defined in the Agreement), as required by Section 149(e) of the Code. (ii) ___ one or more of such items is not as described in that information statement but, attached hereto is a computation evidencing that the average reasonably expected economic life of the facilities which have been and will be paid for with moneys in the Project Fund is not less than 5/6ths of the average maturity of the Bonds or attached hereto is an Opinion of Bond

Counsel to the effect that the requested disbursement will not cause interest on the Bonds to be included in federal gross income for tax purposes.
     (e) This statement and all exhibits hereto, including the Disbursement Schedule, shall be conclusive evidence of the facts and statements set forth herein and shall constitute full warrant, protection and authority to the Trustee for its actions taken pursuant hereto.
     (f) This statement constitutes the approval of the Company of each disbursement hereby requested and authorized.
     This ___ day of                                                             , 2006.

Authorized Company Representative

D-2

DISBURSEMENT SCHEDULE
     TO STATEMENT No.                      REQUESTING AND AUTHORIZING DISBURSEMENT OF FUNDS FROM PROJECT FUND PURSUANT TO SECTION 3.4 OF THE LOAN AGREEMENT DATED AS OF DECEMBER 1, 2006, BETWEEN THE INDUSTRIAL DEVELOPMENT AUTHORITY OF THE COUNTY OF PIMA AND GLOBAL WATER RESOURCES, LLC.

PAYEE	AMOUNT	PURPOSE